UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

___________________________

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Sec. 240.14a-12

Aegion Corporation

(Name of Registrant as Specified in its Charter)

_________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on April 25, 2018

TO THE OWNERS OF COMMON STOCK

OF AEGION CORPORATION:

You are invited to attend Aegion Corporation’s 2018 Annual Meeting of Stockholders. The meeting will be held on April 25, 2018, at 8:30 a.m. local time at the DoubleTree by Hilton, located at 16625 Swingley Ridge Road, Chesterfield, Missouri 63017.

The purposes of this year’s meeting are:

(1)	to elect nine directors;

(2)	to consider and vote upon a proposal to approve an advisory resolution relating to executive compensation;

(3)	to approve the Second Amendment to the Aegion Corporation 2016 Employee Equity Incentive Plan;

(4)	to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2018; and

(5)	to transact any other business that may properly come before the meeting or any adjournment(s) of the meeting.

The Board of Directors set March 2, 2018 as the record date for the meeting. This means that if you were an owner of our common stock at the close of business on that date, you are entitled to receive notice of the meeting and vote at the meeting and any adjournment(s) of the meeting.

Whether or not you expect to attend the meeting, please vote by following the instructions on the Notice Regarding Internet Availability of Proxy Materials that you received in the mail or, if you requested or received a hard copy of the Proxy Statement, on your enclosed proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 25, 2018:

Our Proxy Statement and 2017 Annual Report are available at

www.proxyvote.com

By Order of the Board of Directors, David F. Morris Secretary

Chesterfield, Missouri

March 16, 2018

PROXY STATEMENT

Aegion Corporation’s Board of Directors is mailing this Proxy Statement and the proxy card, or the Notice Regarding Internet Availability of Proxy Materials (the “E-Proxy Notice”), to you to solicit proxies on its behalf to be voted at our 2018 Annual Meeting of Stockholders, and at any adjournment(s) of the meeting. The meeting will be held on April 25, 2018 at 8:30 a.m. local time at the DoubleTree by Hilton, located at 16625 Swingley Ridge Road, Chesterfield, Missouri 63017 for the purposes listed in the E-Proxy Notice and the notice accompanying this Proxy Statement.

On or about March 16, 2018, we first mailed this Proxy Statement and the proxy card, or the E-Proxy Notice, to our stockholders as of the close of business on March 2, 2018. The E-Proxy Notice contains instructions on how to access an electronic copy of our proxy materials, including this Proxy Statement and our 2017 Annual Report. The E-Proxy Notice also contains instructions on how to request a paper copy of our 2017 Annual Report, this Proxy Statement as well as a proxy card.

We will bear all costs relating to the solicitation of proxies. Proxies may be solicited by our officers, directors and regular employees personally, by mail or by telephone. We may reimburse brokers and other persons holding shares of stock in their names, or the names of their nominees, for reasonable expenses incurred in sending soliciting material to their principals.

Our executive office is located at 17988 Edison Avenue, Chesterfield, Missouri 63005.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 25, 2018:

Our Proxy Statement and 2017 Annual Report are available at:

www.proxyvote.com

TABLE OF CONTENTS

PROXY STATEMENT SUMMARY	1
QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING	3
PROPOSAL 1: ELECTION OF DIRECTORS	8
Certain Information Concerning Director Nominees	8
Vote Required for the Election of Directors	13
CORPORATE GOVERNANCE	14
Independent Directors	14
Board Leadership Structure	15
Role of Board in Risk Oversight	15
Board Meetings and Committees	16
Corporate Governance Documents	19
Report of the Audit Committee	20
Director Compensation	21
Additional Information about Director Compensation	21
Stock Ownership Policy with Respect to Non-Employee Directors	23
EXECUTIVE COMPENSATION	24
Compensation Discussion and Analysis	24
Overview	24
Say on Pay Results and Stockholder Outreach	25
Compensation Mix	26
Pay for Performance Analysis	26
Understanding the Pay of Our Chief Executive Officer and Other Named Executive Officers	28
Key 2017 Compensation Actions	30
Key 2018 Compensation Actions	31
How We Make Executive Compensation Decisions - Philosophy and Process	32
How We Made Compensation Decisions in 2017	34
Compensation Related Policies	42
COMPENSATION COMMITTEE REPORT	45
COMPENSATION IN LAST FISCAL YEAR	46
Summary Compensation Table	46
Grants of Plan-Based Awards	48
Outstanding Equity Awards at Fiscal Year End	49
Option Exercises and Stock Vested	50
Nonqualified Deferred Compensation	50
CEO Pay Ratio	51
Severance, Change in Control and Termination	52

i

Potential Post-Employment Payments as of December 31, 2017	54
INFORMATION CONCERNING CERTAIN STOCKHOLDERS	59
RELATED-PARTY TRANSACTIONS	62
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	62
PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION	63
PROPOSAL 3: APPROVAL OF THE SECOND AMENDMENT TO THE AEGION CORPORATION 2016 EMPLOYEE EQUITY INCENTIVE PLAN	65
Description of the Existing 2016 Employee Plan	65
Annual Evaluation of Existing Plan	65
Description of the Second Amendment to the 2016 Employee Plan	65
Historic Use of Equity, Outstanding Awards and Dilution	66
Required Vote for Approval	66
PROPOSAL 4: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS	67
Independent Auditors’ Fees	67
Vote Required for Ratification of the Appointment of Independent Auditors	68
OTHER MATTERS	69
HOUSEHOLDING OF MATERIALS	69
STOCKHOLDER PROPOSALS	69
STOCKHOLDER COMMUNICATIONS WITH DIRECTORS	70

APPENDIX A	A-1

ii

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting.

Meeting Information and Mailing of Proxy Materials

•	Date and Time:	April 25, 2018 at 8:30 a.m. (local time)
•	Location:	DoubleTree by Hilton, located at 16625 Swingley Ridge Road, Chesterfield, Missouri 63017
•	Record Date:	March 2, 2018
•	Mailing Date:	On or about March 16, 2018, we mailed the E-Proxy Notice, or this Proxy Statement and the proxy card, to our stockholders.
•	Voting:	Stockholders of record are entitled to one vote per share on each matter to be voted upon at the 2018 Annual Meeting of Stockholders.

Voting Matters and Board Recommendations

Proposal	Board Voting Recommendation	Page Reference
Election of nine directors for a term of one year or until their successors are elected and qualified	FOR each nominee	Pages 8 to 13
Advisory vote to approve Named Executive Officer compensation	FOR	Pages 63 to 64
Approval of the Second Amendment to the Aegion Corporation 2016 Employee Equity Incentive Plan	FOR	Pages 65 to 66
Ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2018	FOR	Pages 67 to 68

Board Nominees

Name/Occupation & Experience	Age	Director Since	Independent	Audit Committee	Compensation Committee	Corporate Governance & Nominating Committee	Strategic Planning & Finance Committee

Stephen P. Cortinovis Former President - Europe, Emerson Electric Co.	68	1997	Yes		M		C

Stephanie A. Cuskley CEO, The Leona M. and Harry B. Helmsley Charitable Trust	57	2005	Yes	M	C

Walter J. Galvin Former CFO & Vice Chairman, Emerson Electric Co.	71	2014	Yes	C		M

Rhonda Germany Ballintyn Former VP & Chief Strategy and Marketing Officer for Honeywell International, Inc.	61	2017	Yes			M	M

Charles R. Gordon President & CEO, Aegion Corporation	60	2009	No				M

Juanita H. Hinshaw President & CEO, H&H Advisors	73	2000	Yes	M	M

M. Richard Smith Former SVP of Bechtel Corporation and President of its Fossil Power business unit	70	2009	Yes			C	M

Alfred L. Woods - Chairman Former President & CEO, Woods Group, LLC	74	1997	Yes	Ex Officio Member of all Standing Committees

Phillip D. Wright Former President & CEO, Williams Energy Services, Inc.	62	2011	Yes		M		M

C = Chair M = Member

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Who may vote?

You may vote if you owned shares of our common stock at the close of business on March 2, 2018, the record date for our 2018 Annual Meeting of Stockholders. You are entitled to one vote for each share you owned on that date for each director to be elected and on each other matter presented at the meeting. As of March 2, 2018, we had 32,593,427 shares of common stock, $.01 par value, outstanding. We have no class or series of voting stock outstanding other than our common stock.

A list of stockholders entitled to vote at the meeting will be available for examination at our executive office located at 17988 Edison Avenue, Chesterfield, Missouri 63005 for ten days before the 2018 Annual Meeting of Stockholders and at the Annual Meeting.

What am I voting on?

•	First, you are voting to elect nine directors. Each director, if elected, will serve a term of one year or until his or her successor has been elected and qualified.

Our Board of Directors recommends a vote “FOR” the election of each of our nominees for director.

•	Second, you are voting to approve an advisory resolution relating to executive compensation.

Our Board of Directors recommends a vote “FOR” the advisory resolution relating to executive compensation.

•	Third, you are voting to approve the Second Amendment to the Aegion Corporation 2016 Employee Equity Incentive Plan.

Our Board of Directors recommends a vote “FOR” the approval of the Second Amendment to the Aegion Corporation 2016 Employee Equity Incentive Plan.

•	Fourth, you are voting to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2018.

Our Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2018.

•	In addition, you may vote on other business, if it properly comes before the meeting, or any adjournment(s) of the meeting.

How do I vote?

•

By Telephone or Internet: You can vote by telephone or Internet by following the instructions included on the E-Proxy Notice that you received in the mail or, if you requested or received a hard copy of this Proxy Statement, on the enclosed proxy card.

•

By Written Proxy: If you requested or received a hard copy of this Proxy Statement, you can vote by written proxy by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you sign and return the enclosed proxy card, the shares represented by the proxy will be voted in accordance with the terms of the proxy, unless you subsequently revoke your proxy.

•	In Person: If you are a record stockholder, you can vote in person at the meeting.

What is a record stockholder and what is the difference between a record stockholder and a stockholder who holds shares in street name?

•	If your shares are registered in your name, you are a record stockholder.

•	If your shares are in the name of your broker or bank, or their nominee, your shares are held in street name.

How many votes are required to elect directors?

Directors are elected by the majority of votes cast, unless the election is contested where the number of director nominees exceeds the number of directors to be elected. The election of directors at the 2018 Annual Meeting of Stockholders is not a contested election. That means that the affirmative vote of a majority of the shares of our common stock cast is required for the election of each director. A summary of our majority voting standard appears under the heading “Vote Required for the Election of Directors” beginning on page 13 of this Proxy Statement.

How many votes are needed to approve the advisory resolution relating to executive compensation?

Approval of the advisory resolution relating to executive compensation requires the affirmative vote of a majority of the shares of our common stock cast on the proposal.

How many votes are needed to approve the Second Amendment to the Aegion Corporation 2016 Employee Equity Incentive Plan?

Approval of the Second Amendment to the Aegion Corporation 2016 Employee Equity Incentive Plan requires the affirmative vote of a majority of the shares of our common stock cast on the proposal.

How many votes are required to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for 2018?

Ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2018 requires the affirmative vote of a majority of the shares of our common stock cast on the proposal.

What if other matters are voted on at the 2018 Annual Meeting of Stockholders?

If any other matters are properly presented at the 2018 Annual Meeting of Stockholders for consideration, the persons named as proxies in the enclosed proxy card (if you requested or received a hard copy of this Proxy Statement) will have the discretion to vote on those matters for you. Approval of any other matter requires the affirmative vote of a majority of the shares of our common stock cast on such matter. At the date we mailed the E-Proxy Notice or this Proxy Statement, our Board of Directors did not know of any other matter to be raised at the 2018 Annual Meeting of Stockholders.

What does it mean if I receive more than one E-Proxy Notice or proxy card?

If you hold your shares in more than one account name, you will receive an E-Proxy Notice or a proxy card for each account. To ensure that all of your shares are voted, please follow the instructions on each E-Proxy Notice or proxy card that you receive.

Can I revoke my proxy?

Yes. You can revoke your proxy by:

•	writing to the attention of our Corporate Secretary at 17988 Edison Ave., Chesterfield, Missouri 63005 prior to the date of the 2018 Annual Meeting of Stockholders;

•

voting by telephone or internet on a later date, or delivering a later-dated proxy card, if you requested or received a hard copy of this Proxy Statement, prior to or at the 2018 Annual Meeting of Stockholders; or

•	voting in person at the 2018 Annual Meeting of Stockholders.

What is the record date and what does it mean?

The record date for the 2018 Annual Meeting of Stockholders is March 2, 2018. The record date is set by our Board of Directors, as required by Delaware law. Stockholders at the close of business on the record date are entitled to:

•	receive notice of the meeting; and

•	vote at the meeting, or at any adjournment(s) of the meeting.

What if I do not specify my vote when I return my proxy card?

If you received a hard copy of this Proxy Statement, you should specify your choice for each proposal on the enclosed proxy card. If no specific instructions are given, proxy cards that are signed and returned will be voted “FOR” the election of the director nominees named in this Proxy Statement, “FOR” the approval of the advisory resolution relating to executive compensation, “FOR” the approval of the Second Amendment to the Aegion Corporation 2016 Employee Equity Incentive Plan and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2018.

How are broker non-votes and abstentions counted?

Broker “non-votes” will not be counted as present for the purpose of determining the presence of a quorum unless these shares are voted on at least one matter presented at the 2018 Annual Meeting of Stockholders. A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee:

•	has not received voting instructions on a particular matter from the beneficial owner or persons entitled to vote; and

•	does not have discretionary voting power on the matter.

Brokers are subject to New York Stock Exchange (“NYSE”) rules with respect to their ability to vote shares held by them for the benefit of other persons. The NYSE rules direct that, if you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instruction. If you do not give instructions to the broker, the broker will be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items (the latter are treated as “broker non-votes”). Proposal 4 is the only proposal that may be considered discretionary.

Broker non-votes will not be considered as either a vote cast for or against a director nominee and thus will have no effect on the vote for director nominees. Proposals 2 and 3 require the affirmative vote of the majority of shares cast on the proposal and, therefore, a broker non-vote will have no effect on the votes of these proposals.

Abstentions will be counted as present for the purpose of determining the presence of a quorum for transacting business at the 2018 Annual Meeting of Stockholders. Proposals 2, 3 and 4 require an affirmative vote of a majority of shares cast on the proposal and, pursuant to our By-Laws, an abstention will have no effect on the votes on these proposals.

How many votes must be present to conduct business at the 2018 Annual Meeting of Stockholders?

Our By-Laws require that a quorum must be present to conduct business at the 2018 Annual Meeting of Stockholders. To constitute a quorum, a majority of the outstanding shares of our common stock must be represented, in person or by proxy, at the 2018 Annual Meeting of Stockholders. The treatment of broker non-votes and abstentions with regard to determining a quorum is discussed above.

Why did I receive the E-Proxy Notice and not the printed proxy materials?

We are pleased to continue using the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our stockholders an E-Proxy Notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All stockholders receiving the E-Proxy Notice will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the E-Proxy Notice. In addition, the E-Proxy Notice contains instructions on how you may request to access proxy materials in printed form by mail or electronically on an ongoing basis. Employing this distribution process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.

Why did I not receive the E-Proxy Notice in the mail?

We are providing some of our stockholders, including stockholders who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of the E-Proxy Notice. In addition, we are providing the E-Proxy Notice by e-mail to those stockholders who have previously elected delivery of the proxy materials electronically. Those stockholders should have received an e-mail containing a link to the website where those materials are available and a link to the proxy voting website.

How do I view the proxy materials online?

Go to www.proxyvote.com and follow the instructions to view the materials. It is necessary to provide the information printed in the box marked by the arrow located on your E-Proxy Notice.

What if I still prefer to receive a paper copy of the proxy materials?

You can easily request a paper copy at no cost by selecting from one of the three options below. You will need the information on the E-Proxy Notice that is printed in the box marked by the arrow.

•	By INTERNET at www.proxyvote.com;

•	By TELEPHONE, toll-free at 1-800-579-1639; or

•	By sending an E-MAIL to sendmaterial@proxyvote.com; simply enter the information in the box next to the arrow from your E-Proxy Notice in the subject line. No other information is necessary.

Can I request to receive my materials by e-mail rather than receive an E-Proxy Notice?

You may request to receive proxy materials for all future meetings either by e-mail or in paper form by mail. To request future copies by e-mail, go to www.proxyvote.com and follow the electronic delivery enrollment instructions. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to access proxy materials by e-mail will remain in effect until you terminate it.

Please note that you MAY NOT USE YOUR E-Proxy Notice to vote your shares; it is NOT a form for voting. If you send the E-Proxy Notice back, your vote will not count.

For more information about the E-Proxy Notice, please visit: www.sec.gov/spotlight/proxymatters/e-proxy.shtml.

PROPOSAL 1: ELECTION OF DIRECTORS

At our 2018 Annual Meeting of Stockholders, stockholders will elect nine directors, each to serve a term of one year or until his or her successor is elected and qualified. Our Board of Directors is currently comprised of nine directors. Our Board of Directors is not divided into classes of directors, meaning all of our directors are voted on every year at our Annual Meeting of Stockholders.

Unless otherwise instructed on the proxy card, each of the persons named as proxies on the proxy card intends to vote the shares represented thereby in favor of the nine nominees listed under “Certain Information Concerning Director Nominees” below, all of which have been recommended by our Board of Directors.

Each director nominee named below is presently serving as a director of our Company. All nominees have consented to being named in this Proxy Statement and to serve if elected. If, however, any nominee should become unable or unwilling to serve, the persons named as proxies on the proxy card will vote the shares represented by the proxy for another person duly nominated by our Board, based on the recommendation of our Corporate Governance and Nominating Committee, to stand for election in the nominee’s place. If no other person is so nominated, the shares will be voted only for the remaining nominees.

Certain Information Concerning Director Nominees

Certain information concerning the nominees for election as directors is set forth below. This information was furnished to us by the nominees. No family relationship exists between any of our directors or executive officers.

STEPHEN P. CORTINOVIS

Director since 1997

Age 68

Mr. Cortinovis has been a co-owner of Lasco Foods, Inc., a privately-held food services industry manufacturer and distributor, since 2005. He was a partner in Bridley Capital Partners from 2001 until 2007. Previously, he was President - Europe of Emerson Electric Co. from 1995 until 2001 and held various other executive positions at Emerson Electric Co. from 1977 to 1995. Mr. Cortinovis also serves on the Boards of Directors of Plexus Corp., a publicly-held company, and Lasco Foods, Inc.

Chair of our Strategic Planning and Finance Committee and member of our Compensation Committee.

STEPHANIE A. CUSKLEY

Director since 2005

Age 57

Ms. Cuskley has served since late 2015 as the Chief Executive Officer of the Leona M. and Harry B. Helmsley Charitable Trust, which aspires to improve lives by supporting exceptional efforts in the U.S. and around the world in health and select place-based initiatives. Previously, from 2009 until late 2015, she was Chief Executive Officer of NPower, a national nonprofit mobilizing the tech community and providing individuals, nonprofits and schools opportunities to build tech skills and achieve their potential. Prior to NPower, Ms. Cuskley was an investment banker, most recently with JP Morgan Chase. Ms. Cuskley previously served on the Board of Directors of Avantair, Inc., a publicly-held company, until 2013.

Chair of our Compensation Committee and member of our Audit Committee.

WALTER J. GALVIN

Director since 2014

Age 71

Mr. Galvin retired from Emerson Electric Co. (“Emerson Electric”), an electrical and electronic manufacturer, in 2013 after having served as Vice Chairman from October 2009 to February 2013. He served as Emerson Electric’s Chief Financial Officer from 1993 until February 2010 and served as a management member of Emerson Electric’s Board of Directors from 2000 to February 2013. After retiring, Mr. Galvin served as a consultant to Emerson Electric, from February 2013 to September 2015. Mr. Galvin currently serves on the Board of Directors of Ameren Corporation, a publicly-held company, and as a senior advisor to Irving Place Capital, a private equity firm.

Chair of our Audit Committee and member of our Corporate Governance and Nominating Committee.

RHONDA GERMANY BALLINTYN

Director since 2017

Age 61

Ms. Germany Ballintyn retired from Honeywell International Inc. in 2017 after having served as Corporate Vice President, Chief Strategy and Marketing Officer since November 2002. Prior to Honeywell, Ms. Germany Ballintyn was with Booz, Allen & Hamilton, where she served as Vice President, Partner, Board Member and Member of the Board’s Personnel Committee. Prior to Booz, Allen & Hamilton, she ran an independent consulting firm specializing in strategic planning. She also has held management positions at Chem Systems Inc. and Union Carbide. Ms. Germany Ballintyn currently serves on the Board of Directors of Univar Inc., a publicly-held company.

Member of our Corporate Governance and Nominating Committee and our Strategic Planning and Finance Committee.

CHARLES R. GORDON

Director since 2009

Age 60

Mr. Gordon has been our President and Chief Executive Officer since October 2014 and served as our interim Chief Executive Officer from May 2014 to October 2014. Previously, Mr. Gordon served as the Chief Executive Officer of Natural Systems Utilities, LLC, a distributed water infrastructure company, from February 2014 until being appointed our interim Chief Executive Officer in May 2014. Prior to Natural Systems Utilities, Mr. Gordon was President and Chief Operating Officer of Nuverra Environmental Solutions, Inc., a holding company formerly known as Heckmann Corporation that buys and builds companies in the water sector, from October 2010 until October 2013. Mr. Gordon was President and Chief Executive Officer of Siemens Water Technologies, a business unit of Siemens AG, a world leader in products, systems and services for water and wastewater treatment for industrial, institutional and municipal customers, from 2008 to 2010. Previously, Mr. Gordon served as Executive Vice President of the Siemens Water & Wastewater Systems Group from 2005 to 2008 and as Executive Vice President of the Siemens Water & Wastewater Services and Products Group from 2003 to 2005. His past experience also includes various management positions with US Filter Corporation and Arrowhead Industrial Water, prior to the acquisition of US Filter Corporation by the Siemens family of companies in 2004.

Member of our Strategic Planning and Finance Committee.

JUANITA H. HINSHAW

Director since 2000

Age 73

Ms. Hinshaw has been the President and Chief Executive Officer of H & H Advisors, a financial advisory company, since 2005. Previously, she was Senior Vice President and Chief Financial Officer of Graybar Electric Company, Inc., an electrical and communications distributor, from 2000 to 2005. Her past experience also includes various management positions with Monsanto Company, an agricultural company. Ms. Hinshaw serves on the Boards of Directors of The Society for the Blind and Visually Impaired, a nonprofit organization, and Nine Network of Public Media, a nonprofit public media organization. Ms. Hinshaw previously served on the Board of Directors of The Williams Companies, a publicly-held company, until 2016. Ms. Hinshaw also served on the Board of Directors of Synergetics USA, Inc., a publicly-held company, until 2015.

Member of our Compensation Committee and our Audit Committee.

M. RICHARD SMITH

Director since 2009

Age 70

Mr. Smith served as a Senior Vice President of Bechtel Corporation, a provider of engineering, construction and project management services in the energy, transportation, communications, mining and oil and gas industries, and President of its Fossil Power business unit from October 2005 until his retirement in December 2007. From 2008 until December 2016, Mr. Smith served as a consultant to, and on the Board of Directors of, Sithe Global Power, LLC, an international power development company. Mr. Smith served as the Interim Chief Executive Officer of SkyFuel, Inc., a solar thermal power technology and service provider, from February through June 2010 and as a member of its Board of Directors through December 2011. Mr. Smith also previously served as the Chief Executive Officer of Intergen NV, a global power generation firm, and in various management positions at affiliated Bechtel companies and at PG&E Corporation. Mr. Smith serves on the Board of Directors of McGrath Rentcorp, a publicly-held company, and previously served as a director of USEC Inc. (now known as Centrus Energy Corporation), a publicly-held company, from January 2011 to September 2014.

Chair of our Corporate Governance and Nominating Committee and member of our Strategic Planning and Finance Committee.

ALFRED L. WOODS

Director since 1997

Age 74

Mr. Woods has served as Chairman of our Board of Directors since 2003. Before he retired, he was the President and Chief Executive Officer of Woods Group, LLC, a management consulting company, since before 2001. Prior thereto, Mr. Woods served in various executive positions, including Chairman and Chief Executive Officer, at a number of public and private companies.

Ex officio member of all standing Board Committees.

PHILLIP D. WRIGHT

Director since 2011

Age 62

Mr. Wright’s career spanned 37 years in the oil, natural gas and petrochemical sectors. Key roles he held include: President and Chief Executive Officer, Williams Energy Services LLC, a production, midstream, refining, transportation & storage, and marketing enterprise, from October 2001 to November 2002; Senior Vice President and Chief Restructuring Officer, The Williams Companies, Inc., an integrated natural gas company, from November 2002 to January 2005; President, Williams Gas Pipeline Company, a gas pipeline subsidiary of The Williams Companies, Inc., from January 2005 to February 2011; and Senior Vice President - Corporate Development of The Williams Companies, Inc. from February 2011 until his retirement on April 1, 2012. Prior to joining Williams, Mr. Wright worked for 13 years for Conoco Inc., where he had roles in operations, engineering and commercial management. Mr. Wright is a former director and chairman of the Interstate Natural Gas Association of America and a former Chairman of the Association of Oil Pipelines of America. He also is the former First Vice Chairman of the Southern Gas Association.

Member of our Compensation Committee and our Strategic Planning and Finance Committee.

Vote Required for the Election of Directors

Our By-Laws provide that for director nominees to be elected in an uncontested election, the number of shares voted “FOR” such director must exceed the aggregate number of votes “AGAINST” that director. Our Corporate Governance Guidelines provide that directors standing for re-election annually submit a contingent resignation in writing to the Chairman of the Corporate Governance and Nominating Committee to address majority voting in director elections. This resignation becomes effective only if the director fails to receive a sufficient number of votes for re-election at the 2018 Annual Meeting of Stockholders and our Board accepts the resignation. Our Corporate Governance and Nominating Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. A director whose resignation is being considered under this policy will not participate in the Corporate Governance and Nominating Committee’s consideration of its recommendation, if a member thereof, or in the Board’s decision, on whether to accept or reject the resignation or take such other actions.

Our Board of Directors recommends a vote “For” the election of each of the nine nominees named herein as directors.

CORPORATE GOVERNANCE

Independent Directors

Based on the findings of our Board’s Corporate Governance and Nominating Committee, our Board has determined that the following directors are “independent directors” as defined by the rules applicable to companies listed on The Nasdaq Global Select Market:

Stephen P. Cortinovis	Juanita H. Hinshaw

Stephanie A. Cuskley	M. Richard Smith

Walter J. Galvin	Alfred L. Woods

Rhonda Germany Ballintyn	Phillip D. Wright

The Nasdaq Global Select Market sets forth independence guidelines that are aimed at determining whether a director has a relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independence, such as a current or past employment relationship with us, the receipt by the director or one of his or her family members of compensation in excess of $120,000 from us other than for board or committee service and commercial relationships exceeding specified dollar thresholds. Independence determinations are made on an annual basis at the time the Board of Directors approves director nominees for inclusion in the annual Proxy Statement and, if a director joins the Board of Directors between annual meetings, at such time.

Our Board of Directors reviews various transactions, relationships and arrangements of individual directors in determining whether they are independent. With respect to Ms. Hinshaw, the Board considered Ms. Hinshaw’s prior service as a member on the Board of Directors of The Williams Companies, Inc. in connection with the commercial relationship between our Company and The Williams Companies, Inc. We provide services through our Corrosion Protection platform to The Williams Companies, Inc., an integrated natural gas company. The Board concluded this relationship did not impact the independence of Ms. Hinshaw.

With respect to Ms. Germany Ballintyn, the Board considered Ms. Germany Ballintyn’s prior employment with Honeywell International, Inc. in connection with the commercial relationship between our Company and Honeywell International, Inc. We have provided services through our Corrosion Protection and Energy Services platforms to Honeywell International, Inc., a manufacturing and technology company. The Board concluded this relationship did not impact the independence of Ms. Germany Ballintyn. The Board also considered Ms. Germany Ballintyn’s membership on the Univar, Inc. board of directors in connection with the commercial relationship between our Company and Univar, Inc. We have purchased products from Univar, Inc., a global distributor of industrial and specialty chemicals and products. The Board concluded this relationship did not impact the independence of Ms. Germany Ballintyn.

No other independent directors have had any personal, financial or business relationships with us either currently or during the three-year period ended December 31, 2017.

Our independent directors meet in executive session, without management, as appropriate.

Board Leadership Structure

Our Chairman of the Board position is a non-executive position. Our Board separated the positions of Chairman of the Board and Chief Executive Officer in July 2003. Alfred L. Woods has served as our Chairman since July 2003.

Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead our Board in its fundamental role of providing advice to, and independent oversight of, management. Our Board recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as the Board’s oversight responsibilities continue to grow. Our Board believes that having separate positions, with an independent non-executive director serving as Chairman, is the appropriate leadership structure for our Company at this time and demonstrates our commitment to good corporate governance.

Our Chairman is responsible for the smooth functioning of our Board, enhancing its effectiveness. Our Chairman guides the processes of our Board, setting the agenda for, and presiding at, Board meetings. Our Chairman also presides at stockholder meetings and ensures that directors receive appropriate information from our Company to fulfill their responsibilities.

Our Chairman is an ex officio member of each standing Board committee, providing guidance and, like all directors, taking an active role in evaluating our executive officers.

Our Chairman acts as a regular liaison between our Board and our executive management, consulting regularly with our executives over business matters and providing our executives with immediate consultation and advice on material business decisions that require prompt reflection or policy interpretation.

Pursuant to our Board’s delegation of authority policy, certain approval authorizations have been delegated to our Chairman. Any approvals made by the Chairman are then reported to our full Board at its next regularly scheduled meeting.

On June 27, 2013, the Board appointed Mr. Cortinovis to serve as Vice Chairman of the Board, a position he has served in since being appointed. As Vice Chairman, Mr. Cortinovis assists the Chairman in the performance of his duties.

Role of Board in Risk Oversight

Our Board of Directors has responsibility for the oversight of risk management. Our Board, either as a whole or through its Committees, regularly discusses with management our major risk exposures, their potential impact on our Company and the steps we take to manage them.

While our Board is ultimately responsible for risk oversight at our Company, our Board Committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, our Strategic Planning and Finance Committee reviews and approves risk management programs. Our Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from our internal auditors. Our Corporate Governance and Nominating Committee focuses on the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers, leadership development, corporate governance and compliance. Finally, our Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs.

Board Meetings and Committees

Board of Directors. During 2017, our Board of Directors held seven meetings and did not act by unanimous written consent. No director attended fewer than 75% of the aggregate number of Board meetings and Board Committee meetings on which the director served during 2017. Our Board has four standing Committees, an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee and a Strategic Planning and Finance Committee. The Board may also, from time to time, establish such other Committees as it may deem necessary.

Audit Committee. The members of our Board’s Audit Committee are Walter J. Galvin (Chair), Stephanie A. Cuskley and Juanita H. Hinshaw. Mr. Galvin replaced Ms. Cuskley as Chair of the Audit Committee in April 2017. Mmes. Cuskley and Hinshaw and Mr. Galvin are independent directors as defined by the rules applicable to companies listed on The Nasdaq Global Select Market.

The primary functions of our Audit Committee are to oversee: (a) the integrity of our financial statements; (b) our compliance with legal and regulatory requirements; (c) our independent auditors’ qualifications and independence; and (d) the performance of our internal audit function and independent auditors. The Audit Committee also prepares the Report of the Audit Committee included in our Proxy Statement. The Audit Committee’s activities are intended to involve guidance and oversight and not to diminish the primary responsibility of management for our financial statements and internal controls. The Audit Committee’s primary responsibilities include:

•	the appointment, compensation, retention and termination of our independent auditors and of our internal auditors;

•	oversight of the work of independent auditors engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us;

•	oversight of our internal auditors’ work;

•	review of the scope and results of our internal controls;

•	approval of the professional services provided by our independent auditors; and

•	review of the independence of our independent auditors.

Audit Committee Financial Expert. Based on the findings of the Audit Committee, our Board has determined that each of Mmes. Cuskley and Hinshaw and Mr. Galvin are “audit committee financial experts,” as defined in the rules promulgated by the Securities and Exchange Commission and as required of Nasdaq-listed companies.

During 2017, the Audit Committee held nine meetings and did not act by unanimous written consent. Our Board has adopted a written charter for the Audit Committee.

Compensation Committee. The members of our Board’s Compensation Committee are Stephanie A. Cuskley (Chair), Juanita H. Hinshaw, Stephen P. Cortinovis and Phillip D. Wright. Ms. Cuskley replaced Ms. Hinshaw as Chair of the Compensation Committee in April 2017. Mmes. Hinshaw and Cuskley and Messrs. Cortinovis and Wright are independent directors as defined by the rules applicable to companies listed on The Nasdaq Global Select Market.

Among other responsibilities, the Compensation Committee: (a) determines the compensation level of our Chief Executive Officer and other executive officers, as well as certain other highly compensated key employees; (b) reviews management’s Compensation Discussion and Analysis relating to our Company’s executive compensation programs and approves the inclusion of the same in our Proxy Statement and/or Annual Report on Form 10-K; (c) issues a report confirming the Compensation Committee’s review and approval of the Compensation Discussion and Analysis for inclusion in our Proxy Statement and/or Annual Report on Form 10-K; (d) administers, and makes recommendations with respect to, our incentive compensation plans and stock-based plans; and (e) reviews and oversees risks arising from or in connection with our compensation policies and programs for all employees. Our Board has adopted a written charter for the Compensation Committee under which there is no express authorization for the Compensation Committee to delegate its authority with respect to the determination of executive and director compensation, with the caveat that director compensation is recommended by the Compensation Committee to the Board for final approval.

During 2017, the Compensation Committee held eight meetings and acted by unanimous written consent on one occasion.

Compensation Committee Interlocks and Insider Participation. There were no compensation committee interlocks or insider participation on the part of the members of our Compensation Committee during 2017. The members of our Compensation Committee are set forth above under “Compensation Committee.”

Corporate Governance and Nominating Committee. The members of our Board’s Corporate Governance and Nominating Committee are M. Richard Smith (Chair), Rhonda Germany Ballintyn and Walter J. Galvin. Messrs. Galvin and Smith, and Ms. Germany Ballintyn, are independent directors as defined by the rules applicable to companies listed on The Nasdaq Global Select Market.

Among other responsibilities, the Corporate Governance and Nominating Committee: (a) advises the Board on corporate governance principles, including developing and recommending to our Board a set of corporate governance guidelines; (b) identifies qualified individuals to recommend as potential Board members to our stockholders; (c) oversees leadership development strategies; (d) oversees risks associated with the organization, membership and structure of our Board, succession planning for our directors and executive officers and corporate governance; and (e) oversees the Company’s compliance program.

When identifying nominees to serve as a director of our Company, our Corporate Governance and Nominating Committee considers candidates with diverse business and professional experience, skills, gender and ethnic background, as appropriate, in light of the current composition and needs of our Board. As part of its evaluation of a candidate’s business and professional experience, the Corporate Governance and Nominating Committee considers a variety of characteristics including, but not limited to: certain core competencies, including knowledge of accounting and finance, sound business judgment, knowledge of management trends, crisis response ability, industry knowledge and strategy and vision; experience in the industries in which we operate; independence; level of commitment; and personal characteristics. The Corporate Governance and Nominating Committee may engage a third party to assist it in identifying potential director nominees. The Corporate Governance and Nominating Committee assesses the effectiveness of this practice annually in connection with the nomination of directors for election at the annual meeting of stockholders.

The composition of our current Board reflects diversity in business and professional experience, skills, gender and ethnic background. When considering whether our current directors have the experience, qualifications, attributes and skills, taken as a whole, to enable our Board to satisfy its oversight responsibilities effectively in light of our Company’s business and structure, our Corporate Governance and Nominating Committee and Board focused primarily on the information discussed in each of the directors’ individual biographies set forth on pages 8 through 12 of this Proxy Statement. In particular:

•	With regard to Mr. Cortinovis, our Board considered his strong background in the global manufacturing and technology sector, as well as his expertise with large multinational corporations.

•	With regard to Ms. Cuskley, our Board considered her strong financial and investment banking background.

•	With regard to Mr. Galvin, our Board considered his wealth of senior management, leadership and financial experience with well-respected public companies.

•	With regard to Ms. Germany Ballintyn, our Board considered her extensive strategy and marketing background as well as her senior leadership experience, especially in the manufacturing sector.

•

With regard to Mr. Gordon, our Board considered his extensive senior management experience in the water and wastewater industries as well as his in-depth knowledge of our Company and its operations as President and CEO.

•	With regard to Ms. Hinshaw, our Board considered her global experience in finance and investments, financial planning and risk management.

•	With regard to Mr. Smith, our Board considered his global business experience in the energy industry, including the mining and oil and gas sectors.

•

With regard to Mr. Woods, our Board considered his extensive managerial expertise, including as Chairman or Chief Executive Officer at a number of public and private companies, and experience in financial operations, as well as his diverse industry experience and entrepreneurial know-how.

•

With regard to Mr. Wright, our Board considered his extensive managerial experience in the energy industry, including numerous executive positions, as well as his in-depth knowledge of the oil and gas sectors.

In addition, our Corporate Governance and Nominating Committee has actively sought directors that allow our Board to benefit from potentially different perspectives arising from gender and ethnic diversity on the Board.

Stockholders also may make nominations for directors. Stockholders wishing to propose nominees for consideration at our 2019 Annual Meeting of Stockholders must comply with the provisions of our By-Laws dealing with nominations. For a discussion of the nominating procedures, see “Stockholder Proposals” on page 69 in this Proxy Statement. All director candidates, including those recommended by stockholders, are evaluated on the same basis.

The Corporate Governance and Nominating Committee held four meetings in 2017 and did not act by unanimous written consent. Our Board has adopted a written charter for the Corporate Governance and Nominating Committee.

Strategic Planning and Finance Committee. The members of our Board’s Strategic Planning and Finance Committee are Stephen P. Cortinovis (Chair), Rhonda Germany Ballintyn, Charles R. Gordon, M. Richard Smith and Phillip D. Wright. Messrs. Cortinovis, Smith and Wright, and Ms. Germany Ballintyn, are independent directors as defined by the rules applicable to companies listed on The Nasdaq Global Select Market.

The role of this Committee is to oversee the development of the ongoing strategic planning process and initiatives and financial affairs of our Company, including: (a) assisting management with strategic and annual business plans; (b) reviewing and discussing with management large projects, bids and other contractual arrangements; and (c) reviewing and making recommendations regarding financial matters, mergers and acquisitions, risk management, capital structure and investor relations.

The Strategic Planning and Finance Committee held eight meetings in 2017 and did not act by unanimous written consent. Our Board has adopted a written charter for the Strategic Planning and Finance Committee.

Corporate Governance Documents

Corporate Governance Guidelines. Based on the recommendation of the Corporate Governance and Nominating Committee, our Board has adopted a set of corporate governance guidelines. These corporate governance guidelines, which are subject to annual review by the Corporate Governance and Nominating Committee, provide a framework within which our Board and executive officers fulfill their respective responsibilities and reflect our Board’s commitment to monitor the effectiveness of decision-making, both at the Board and senior executive management level.

Board Committee Charters. As described above, our Board has adopted a charter for each of its standing Committees: the Audit, Compensation, Corporate Governance and Nominating, and Strategic Planning and Finance Committees.

Code of Ethics for our CEO, CFO and Senior Financial Employees. Our Audit Committee has adopted a written code of ethics that applies to our Chief Executive Officer, our Chief Financial Officer and senior financial employees. The purposes of the code of ethics, among other things, are to deter wrongdoing, to promote ethical conduct and to ensure that information that we provide in our public reports, including those filed with the Securities and Exchange Commission, is full, fair, accurate, timely and understandable.

Code of Conduct. Based on the recommendation of the Corporate Governance and Nominating Committee, our Board has adopted a code of conduct that applies to all of our employees, including our officers, and our directors.

Availability of Corporate Governance Documents. Each of our corporate governance guidelines, our By-Laws, Board committee charters, code of ethics and code of conduct are available, free of charge, on our website, www.aegion.com, under “Investors” and then “Corporate Governance.” We also will provide these documents, free of charge, to any stockholder who requests them by writing to the following address:

Investor Relations

c/o Aegion Corporation

17988 Edison Avenue

Chesterfield, Missouri 63005

If we amend our code of ethics or grant a waiver of our code of ethics or code of conduct to any of our officers or directors, we will disclose the amendment or waiver on our website or as required by law or regulation.

Report of the Audit Committee

Our Board’s Audit Committee operates under a written charter, which was adopted by our Board of Directors. A copy of this charter is available, free of charge, on our website, www.aegion.com. Our Audit Committee consists of three independent directors: Walter J. Galvin (Chair), Stephanie A. Cuskley and Juanita H. Hinshaw.

Our Audit Committee reviews the Company’s financial reporting process on behalf of our Board of Directors. In fulfilling its responsibilities, our Audit Committee has reviewed and discussed the audited financial statements to be included in our 2017 Annual Report on Form 10-K with management and PricewaterhouseCoopers LLP, our Company’s independent registered public accounting firm. Management is responsible for the financial statements and the reporting process, as well as maintaining effective internal control over financial reporting and assessing such effectiveness. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on whether the Company maintained effective internal control over financial reporting.

Our Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, which is now codified as PCAOB Auditing Standard No. 1301. In addition, our Audit Committee has discussed with PricewaterhouseCoopers LLP the accounting firm’s independence with respect to our Company and its management, including the matters in the written disclosures and the letter required by the applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with our Audit Committee concerning independence, received from PricewaterhouseCoopers LLP. Based upon the above reviews and discussions, our Audit Committee recommended to our Board that our audited consolidated financial statements for 2017 be included in our 2017 Annual Report on Form 10-K.

Our Board and our Audit Committee believe that our Audit Committee’s current member composition satisfies the rules that govern audit committee composition, including the requirement that all audit committee members are “independent” directors, as that term is defined in the listing standards of The Nasdaq Stock Market LLC.

Based on the findings of our Audit Committee, our Board has determined that our Audit Committee has three “audit committee financial experts,” as defined in the rules promulgated by the Securities and Exchange Commission. They are Walter J. Galvin, Stephanie A. Cuskley and Juanita H. Hinshaw.

Walter J. Galvin, Chair   Stephanie A. Cuskley

Juanita H. Hinshaw

Notwithstanding anything set forth in any of our previous filings under the Securities Act of 1933, as amended,

or the Securities Exchange Act of 1934, as amended, that might incorporate future filings,

including this Proxy Statement, in whole or in part, the preceding report shall not be deemed incorporated by reference in any such filings.

Director Compensation

The following table sets forth information concerning compensation earned by our non-employee directors in fiscal year 2017:

Name	Year	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Stephen P. Cortinovis	2017	$102,000	$102,000	–	–	–	–	$204,000
Stephanie A. Cuskley	2017	102,000	102,000	–	–	–	–	204,000
Walter J. Galvin (2)	2017	–	198,000	–	–	–	–	198,000
Rhonda Germany Ballintyn	2017	91,000	102,000					193,000
Juanita H. Hinshaw	2017	97,000	102,000	–	–	–	–	199,000
M. Richard Smith	2017	97,000	102,000	–	–	–	–	199,000
Alfred L. Woods	2017	143,000	176,400	–	–	–	–	319,400
Phillip D. Wright (3)	2017	-	199,000	–	–	–	–	199,000

_________________________

(1)

Represents the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Compensation–Stock Compensation,” with respect to deferred stock units awarded on: (a) January 1, 2017, in the amount of 854 to Mr. Galvin; (b) January 1, 2017, in the amount of 918 to Mr. Wright; (c) January 4, 2017, in the amount of 1,254 to Ms. Germany Ballintyn; (d) March 31, 2017, in the amount of 884 to Mr. Galvin; (e) March 31 2017 in the amount of 950 to Mr. Wright; (f) April 26, 2017, in the following amounts: 4,324 to each of Messrs. Cortinovis and Smith and Mmes. Cuskley, Germany Ballintyn and Hinshaw; 4,483 to Mr. Galvin; 4,430 to Mr. Wright and 7,478 to Mr. Woods; (g) July 1, 2017, in the amount of 1,080 to Mr. Galvin; (h) July 1, 2017, in the amount of 1,091 to Mr. Wright; (i) October 2, 2017, in the amount of 1,019 to Mr. Galvin; and (j) October 2, 2017, in the amount of 1,030 to Mr. Wright. See footnotes (2) and (3) below for additional information regarding the awards of deferred stock units to Messrs. Galvin and Wright, respectively. Please refer to Note 9, “Equity-Based Compensation,” in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed on March 1, 2018, for a discussion regarding the valuation of our stock awards. The aggregate number of deferred stock unit awards outstanding at December 31, 2017 was as follows: Mr. Cortinovis, 31,639; Ms. Cuskley, 50,720; Mr. Galvin, 33,236; Ms. Germany Ballintyn, 5,578; Ms. Hinshaw, 36,870; Mr. Smith, 18,140; Mr. Woods, 55,647; and Mr. Wright, 26,210.

(2)

As described in more detail below, our directors are permitted to receive deferred stock units in lieu of cash fees. Pursuant to this option, Mr. Galvin elected to receive deferred stock units in lieu of all cash fees payable to Mr. Galvin in 2017. As a result, Mr. Galvin received 854 deferred stock units on January 1, 2017, 884 deferred stock units on March 31, 2017, 159 deferred stock units on April 26, 2017, 1,080 deferred stock units on July 1, 2017 and 1,019 deferred stock units on October 2, 2017, each in lieu of the cash fee that would have otherwise been payable to Mr. Galvin for board and committee service during each of the first, second, third and fourth quarters of 2017, respectively.

(3)

As described in more detail below, our directors are permitted to receive deferred stock units in lieu of cash fees. Pursuant to this option, Mr. Wright elected to receive deferred stock units in lieu of all cash fees payable to Mr. Wright in 2017. As a result, Mr. Wright received 918 deferred stock units on January 1, 2017, 950 deferred stock units on March 31, 2017, 106 deferred stock units on April 26, 2017, 1,091 deferred stock units on July 1, 2017 and 1,030 deferred stock units on October 2, 2017, each in lieu of the cash fee that would have otherwise been payable to Mr. Wright for board and committee service during each of the first, second, third and fourth quarters of 2017, respectively.

Additional Information about Director Compensation

The Corporate Governance and Nominating Committee is responsible for reviewing and recommending to the Board of Directors the general guidelines for determining the form of director compensation. Based on these guidelines, the Compensation Committee then reviews and recommends to the Board of Directors any changes in the amount of director compensation that will enhance the Company’s ability to attract and retain qualified directors.

During 2017, the Board approved an increase with respect to annual cash fees paid to non-employee directors. Each non-employee director, other than Mr. Woods, was compensated at a rate of $67,000 per year (an increase from $57,000 paid in years 2010 through 2016), plus reimbursed for related business travel expenses. Mr. Woods, our Chairman, was compensated at a rate of $143,000 per year (an increase from $131,000 paid in years 2010 through 2016), plus reimbursed for related business travel expenses. Directors were not paid meeting fees in 2017.

Non-employee directors, other than Mr. Woods, received the following additional annual compensation for serving on Board committees:

Board Committee	Chair Compensation	Member Compensation
Audit Committee	$20,000	$15,000
Compensation Committee	20,000	15,000
Corporate Governance and Nominating Committee	15,000	9,000
Strategic Planning and Finance Committee	20,000	15,000

The foregoing annual compensation for serving on Board committees was not increased in 2017, and has not increased since 2011.

Non-employee directors are eligible to receive grants of stock options and/or awards of deferred stock units under our Non-Employee Director Equity Plan from time to time. Since 2013, our non-employee directors, other than our Chairman, have received an annual equity grant of $102,000, and our Chairman has received an annual equity grant of $176,400, in each case payable in deferred stock units. Each award is based on the closing price of our common stock on the Nasdaq Global Select Market on the date of the award. For 2017, the annual equity grant resulted in an award on April 26, 2017 of 4,324 deferred stock units to each of Messrs. Cortinovis, Galvin, Smith and Wright and Mmes. Cuskley, Germany Ballintyn and Hinshaw and 7,478 deferred stock units to Mr. Woods.

In order to facilitate compliance with our stock ownership requirements as well as further align the interests of our directors with those of our stockholders, we permit our non-employee directors to elect to receive deferred stock units in lieu of the cash fees payable for board and committee service. In 2017, Messrs. Galvin and Wright elected to receive all cash fees for board and committee service in the form of deferred stock units. As a result, Mr. Galvin received 3,996 deferred stock units in lieu of the $96,000 cash fee that would have otherwise been payable to Mr. Galvin for board and committee service during 2017. Mr. Wright received 4,095 deferred stock units in lieu of the $97,000 cash fee that would have otherwise been payable to Mr. Wright for board and committee service during 2017.

Each deferred stock unit represents our obligation to transfer one share of our common stock to the director in the future, and is fully vested at award. Following termination of the director’s service on our Board or on any other distribution date after a mandatory deferral period as the director may elect, shares of our common stock equal to the number of deferred stock units reflected in the director’s account will be distributed to the director. Currently, pursuant to the Non-Employee Director Equity Plan, directors are required to defer the distribution of annual awards of deferred stock units for at least three years and the distribution of deferred stock units awarded in lieu of the payment of cash fees for at least one year, in each case unless there is a termination of a director’s service on our Board and such director has elected to have deferred stock units distributed on termination.

In December 2017, we amended our Voluntary Deferred Compensation Plan, effective January 1, 2018, to open the plan to our non-employee directors. Our non-employee directors may elect to defer between 1% and 100% of their cash compensation pursuant to the terms of the Voluntary Deferred Compensation Plan. Non-employee directors are not eligible for matching contributions or discretionary contributions under the Voluntary Deferred Compensation Plan.

Stock Ownership Policy with Respect to Non-Employee Directors

We have a policy with respect to required levels of stock ownership for our non-employee directors. Under the policy, each current non-employee director is required to beneficially own (and retain thereafter) the greater of: (a) 10,000 shares of our common stock; and (b) the number of shares of our common stock having a value equal to five times the amount of the non-employee director’s annual cash retainer, excluding any cash retainer paid for service on a Committee of the Board (where the number of shares is determined by dividing such value by the average closing price of our common stock for the ten trading days prior to December 31); provided, however, that for the Chairman, the amount of the annual cash retainer shall be the amount paid to our other non-employee directors. This ensures that the stock ownership requirement for our directors is proportional to the price of our common stock as well as our directors’ compensation for service on our Board. The required ownership amount is recalculated annually as of January 1, based on the director’s annual cash retainer as of December 31 of the immediately preceding year.

Each non-employee director is required to beneficially own (and retain thereafter) the requisite number of shares of our common stock no later than the third anniversary of his or her election or appointment. In the event there is a significant decline in the price of our common stock that causes a director’s holdings to fall below the applicable threshold, such director is not required to purchase additional shares to meet the threshold but our policy provides that such director shall not sell or transfer any shares until the threshold has again been achieved.

As of January 1, 2018, the required ownership of each of our non-employee directors was as follows:

Non-Employee Director	Date Subject to Policy	Retainer Multiplied by 5		10-Day Average Closing Price	Required Share Ownership as of January 1, 2018	Actual Share Ownership as of January 1, 2018
Stephen P. Cortinovis	July 25, 2006	$335,000		$25.50	13,137	81,971
Stephanie A. Cuskley	July 25, 2006	335,000		25.50	13,137	54,879
Walter J. Galvin	October 10, 2014	335,000		25.50	13,137	46,181
Rhonda Germany Ballintyn (1)	January 4, 2017	335,000		25.50	n/a	5,578
Juanita H. Hinshaw	July 25, 2006	335,000		25.50	13,137	62,645
M. Richard Smith	December 15, 2009	335,000		25.50	13,137	48,315
Alfred L. Woods	July 25, 2006	335,000	(2)	25.50	13,137	137,343
Phillip D. Wright	November 10, 2011	335,000		25.50	13,137	48,858

_________________________

(1)	Ms. Germany Ballintyn was appointed to our Board on January 4, 2017. Ms. Germany Ballintyn will have three years from that date to become in compliance with the stock ownership policy.

(2)	For purposes of determining the required ownership of our Chairman, the annual cash retainer used is the amount paid to our other non-employee directors.

As of January 1, 2018, each non-employee director was in compliance with the stock ownership requirements of this policy, except for Ms. Germany Ballintyn, who joined the Board on January 4, 2017 and is still in the three-year window to achieve compliance. Ms. Germany Ballintyn will be required to be in compliance by January 4, 2020.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information about our 2017 compensation program for the following current and former executive officers (collectively, our “Named Executive Officers”):

Named Executive Officer	Position
Charles R. Gordon	President and Chief Executive Officer
David F. Morris	Executive Vice President, General Counsel and Interim Chief Financial Officer
Stephen P. Callahan	Senior Vice President – Human Resources
Michael D. White	Senior Vice President, Corporate Controller and Chief Accounting Officer
David A. Martin	Former Executive Vice President and Chief Financial Officer
John D. Huhn	Former Senior Vice President and Chief Strategy Officer

This discussion also contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs.

Overview

We emphasize a total compensation approach in establishing individual executive compensation levels, with each element of compensation serving a specific purpose. In this context, the foundation of all decisions regarding our executive compensation program is a pay for performance philosophy. Our pay for performance philosophy requires the achievement of financial goals designed to drive profitable growth coupled with service requirements to encourage retention of executive talent. We believe that the continuation of this philosophy will in turn drive stockholder value over time.

We also believe that our executive compensation decisions should be consistent with, and designed to facilitate, good corporate governance practices. Accordingly, we:

✔	utilize independent compensation consultants that do not perform any other work for the Company or our management team;

✔	devote significant time to succession planning efforts;

✔	adopt and maintain compensation programs that do not encourage imprudent risk;

✔	do not enter into employment agreements with our executive officers;

✔	include double-trigger change in control provisions for accelerated vesting of our long-term incentive awards;

✔	target all components of compensation at the 50th percentile of our peer group companies;

✔

maintain appropriate stock ownership guidelines, which prohibit the sale of shares (other than shares used to pay applicable taxes and/or the exercise price for stock options) until compliance is achieved;

✔	consider benchmarking and market data in making compensation decisions;

✔

do not permit or include problematic pay practices such as the repricing of “underwater” stock options without stockholder approval, excessive perquisites or tax gross-up payments (including in the event of a change in control);

✔	maintain anti-hedging, anti-pledging and incentive compensation clawback policies;

✔	maintain a robust stockholder outreach program;

✔	elect directors annually by a majority vote standard (except in contested elections);

✔	separate the roles of Chairman of the Board and Chief Executive Officer;

✔	ensure that all of our directors are independent other than our Chief Executive Officer; and

✔	mitigate the potential dilutive effect of equity awards through share repurchase programs.

Say on Pay Results and Stockholder Outreach

We conduct a stockholder outreach program through which we interact with stockholders on a number of matters throughout the year, including executive compensation. The compensation disclosed in our 2017 Proxy Statement was approved by our stockholders at the 2017 Annual Meeting of Stockholders by a 97.46% vote, which reflects, in the view of our Compensation Committee of our Board of Directors (the “Committee”), the efficacy of that outreach. The Committee considered this favorable outcome and believes it conveyed our stockholders’ support of the Committee’s decisions and the existing executive compensation programs. Consistent with this support, the Committee decided to retain the design and structure of our executive compensation programs in the remainder of 2017 and in 2018, with minor modifications. The Committee believes that the existing compensation programs continue to attract, retain and appropriately incent senior management.

As part of our long-standing stockholder outreach program, in 2017, we: (i) attended nine conferences that included approximately fifty individual and group meetings with current and prospective stockholders; (ii) conducted over twenty stockholder meetings in eight different cities; (iii) met with stockholders owning over nearly 20% or our outstanding shares; and (iv) had regular and periodic calls and other correspondence with stockholders, including with respect to corporate governance and executive compensation matters.

The Committee carefully considers the feedback received as a result of our stockholder outreach program and also routinely reviews executive compensation practices.

Compensation Mix

In 2017, our executive compensation program consisted primarily of three elements: (i) short-term cash compensation in the form of a base salary; (ii) performance-based, short-term cash compensation in the form of annual cash incentives; and (iii) long-term equity incentive compensation in the form of performance-based stock units and time-based restricted stock units. The objective and alignment with stockholder value creation for each of these elements are set forth in the table below.

Component	Key Features	Objectives
Total Direct Compensation
Base Salary	• Provides a base wage that is competitive to attract and retain highly qualified leaders • Reflects individual performance, experience and scope of responsibility	• Only pay element that is independent of Company financial performance and service requirements
Annual Cash Incentive	• Provides additional cash compensation opportunity for executives • Motivates executives to achieve annual business goals	• At risk based on Company performance • Focused on Company income growth
Long-Term Incentives
Performance Units	• Provides opportunity for stock acquisition • Motivates executives to make decisions that focus on long-term stockholder value • Promotes retention of highly qualified leaders	• Equity-based • At risk based on Company TSR and ROIC goal achievement • Payout based on sustained growth
Restricted Stock Units	• Same key features as “Performance Units”	• Equity-based • Service requirements aid long-term retention

Pay for Performance Analysis

We target a mix of the compensation elements set forth in the table above in order to create a strong correlation between corporate performance and each executive’s actual total compensation, aligning the interests of our executives with the interests of our Company and its stockholders. Specifically, a significant portion of each executive’s total compensation is dependent upon our Company’s achievement of measurable annual and multi-year financial performance goals, rewarding our executives on both an annual and long-term basis if the Company attains specified targets. In addition, long-term compensation of our executives, if earned, is paid in Company stock, further aligning our executives’ incentives with increasing the value of our stock. As a result, we give substantial weight in total target compensation to long-term compensation.

The following graph illustrates the allocation in 2017 of our total target direct compensation opportunity for our Chief Executive Officer, Mr. Gordon, and the weighted average of our other Named Executive Officers between short- and long-term elements and cash- and equity-based elements.

_________________________

(1)	Long-Term Equity-Based Compensation consists of performance units (at target) and time-based restricted stock units.
(2)	Performance-Based Compensation consists of target annual cash incentives and performance units (at target).

We believe the mix of compensation above appropriately provides rewards only upon strong financial and operational performance, especially over the long-term. Specifically, in 2017:

•	50% of total target compensation of our CEO was performance-based and 56.6% was long-term and equity-based;

•	42% of total target compensation of our Named Executive Officers other than the CEO was performance-based and 45.4% was long-term and equity-based; and

•

a substantial portion of target pay is delivered through long-term equity awards, 50% of which is based on the achievement of objective performance goals and 100% of which is based on a multi-year vesting schedule and continued service requirements.

The Committee, based on recommendations from our CEO with respect to executive officers other than the CEO, made the following compensation decisions in 2017, which backed up our commitment to a pay for performance philosophy:

•

There were modest base salary increases awarded to our Named Executive Officers for 2017 (between 2.5% and 8.0%) based on improving market conditions, individual performance and an analysis of executive compensation market data;

•

Equity award values awarded to our Named Executive Officers (excluding Mr. Gordon) under our long-term equity incentive program were returned in 2017 to 2015 levels based on improving market conditions and an analysis of executive compensation market data;

•

Based on 2017’s actual net income (calculated in accordance with the 2017 Annual Incentive Plan) being below the threshold net income amount in the 2017 Annual Incentive Plan, no cash incentive payments under our 2017 Annual Incentive Plan were made to our Named Executive Officers;

•

For our Named Executive Officers, the performance units from the 2015-2017 performance awards vested at 150% of target value as a result of (1) the return on invested capital (“ROIC”) metric (25%) not being achieved (actual ROIC performance for the three-year period was 7.31% compared to the ROIC threshold goal of 8.0% for the 2015-2017 performance period, which resulted in none of the performance units tied to the ROIC goal being earned); and (2) the total stockholder return (“TSR”) metric (75%) exceeding target over the three year cumulative period (for the three-year performance period (January 1, 2015 – December 31, 2017). Our TSR was 45.97% compared to negative 19.90% for our TSR peer group at the 50th percentile, which resulted in the performance units tied to the TSR metric paying out at 200% of target.

Understanding the Pay of Our Chief Executive Officer and Other Named Executive Officers

This section provides additional detail on the rationale for the pay of our Chief Executive Officer as well as the pay of our other Named Executive Officers.

2017 Total Reported Compensation v. Realizable Pay

The 2017 realizable pay of our Named Executive Officers is set forth in the table below as compared to the total reported compensation of these executives as set forth in the Summary Compensation Table on page 46 (the “SCT”). We define realizable pay for these purposes as the sum of the following: (1) base salary and cash incentives earned for 2017; (2) the fair market value of the shares of our common stock payable in respect of non-forfeited performance units outstanding as of the end of 2017 (but excluding the value of shares underlying any unvested performance units that may be earned based on Company performance in a later year or the value of shares paid during 2017 in respect of performance units that were earned and vested based upon performance during a prior year); and (3) the fair market value of any restricted stock unit awards granted during 2017. For purposes of the table, the value of shares subject to awards was based on the year-end 2017 closing price of our common stock (i.e., $25.43). Although the Committee did not rely on the information in the below table to make compensation decisions for 2017, the information in the table is made available to the Committee as part of the compensation process.

		2017 Realizable Pay
Name (1)	2017 Total Reported Compensation	Salary	Annual Cash Incentive	Performance Units (2)	Service-Based Restricted Stock Units (3)	Other Compensation (4)	Total Realizable Pay	Realizable Pay as a % of Total Reported Compensation
Charles R. Gordon	$2,633,099	$664,625	$0	$2,215,156	$965,755	$23,371	$3,868,907	146.9%
David F. Morris	1,138,472	399,520	0	719,923	358,716	16,485	1,494,644	131.3
Stephen P. Callahan	502,195	265,000	0	n/a	126,921	11,553	403,474	80.3
Michael D. White	423,328	243,500	0	166,134	82,775	13,105	505,514	119.4

_______________________

(1)	Messrs. Martin (former Chief Financial Officer) and Huhn (former Chief Strategy Officer) have been excluded from this table as they were not executive officers as of December 31, 2017.

(2)

For Messrs. Gordon, Morris and White, performance units from the 2015-2017 awards vested at 150% of target value as a result of the ROIC metric (25%) not being achieved and the TSR metric (75%) exceeding target over the three year cumulative period. The dollar values represent the fair market value as of December 31, 2017 ($25.43) of the vested performance stock units from the 2015-2017 grant. Mr. Callahan did not receive a 2015 performance unit award.

(3)	Represents the fair market value as of December 31, 2017 of the restricted stock units granted in 2017. Such units are subject to a cliff vesting requirement ending on February 22, 2020.

(4)	Computed consistent with the “All Other Compensation” column of the Summary Compensation Table.

As demonstrated by the above table, the actual compensation realizable in 2017 by our Named Executive Officers was 80.3% to 146.9% of the compensation set forth on the SCT. (Mr. Callahan’s percentage would have been more in line with the other Named Executive Officers had he been granted a 2015 performance unit award.) The Committee believes this is an appropriate result in light of the Company’s financial performance in 2017 (and, with respect to the performance units with a performance period from 2015-2017, the Company’s financial performance for that period) and demonstrates that our compensation program is working as designed to achieve pay for performance.

Our adherence to a pay for performance philosophy is evident beyond 2017. The correlation between total stockholder return (“TSR”) and our Named Executive Officers’ realizable pay in the chart below illustrates the relationship at the Company between pay and performance over the past five years.

Realizable pay of our Named Executive Officers (as they existed in each of the prior five years) is calculated in the chart below in the same manner as the table above.

	Total Compensation	Total Realizable	Total Stockholder Return
2013	$9,044,896	$3,773,435	-1.35%
2014	7,022,070	5,211,285	-14.98
2015	7,007,658	5,407,419	3.76
2016	5,768,292	5,482,139	22.73
2017	4,697,094	6,272,539	7.30

Key 2017 Compensation Actions

As is our ongoing practice, in 2017, we analyzed our executive compensation program in order to strengthen the correlation between pay and performance. As part of this analysis, we also considered the views of our stockholders as detailed above. In response, we took the following key actions regarding 2017 executive compensation:

•

Base Salary: Due to improving market conditions, an updated executive compensation analysis and individual performance considerations, there were modest base salary increases awarded to our Named Executive Officers in early 2017 (between 2.5% and 8.0%).

•

Annual Incentive Plan: No cash incentive payments under our 2017 Annual Incentive Plan were paid to our Named Executive Officers based on the Company’s 2017 actual net income being below the threshold net income amount in the 2017 Annual Incentive Plan.

•

Long-Term Equity Incentive Program: After the annual equity award values were significantly reduced in 2016, annual equity award values (excluding Mr. Gordon) were returned in 2017 to 2015 levels based on improving market conditions and an analysis of executive compensation market data. Specifically, we increased the 2017 award values compared to 2016 award values, as follows: Messrs. Gordon, Morris and Martin’s award values were increased by 25%; Messrs. Callahan and Huhn’s award values were increased by 15%. Mr. White’s award value was increased by 11%.

We continued the use of total stockholder return (“TSR”) as a key component of our long-term performance units. The TSR metric stayed at 75%. We believe that relative TSR is a very effective metric to align the interests of our executives with the interests of our stockholders and, therefore, believe this metric should account for a substantial portion of our long-term performance-based compensation. We continued the use of the return on invested capital (“ROIC”) metric as a 25% component of our long-term performance units.

The Committee engaged an independent advisor to work on its behalf to review the overall competitiveness of our executive compensation program and to review our pay practices in light of our pay for performance philosophy. We analyzed our compensation programs and believe that our programs and policies are designed so as to discourage our employees from taking unnecessary or excessive risks that could harm the long-term value of the Company.

Key 2018 Compensation Actions

We believe that the structure and form of our compensation program in 2017 struck the appropriate balance between attraction and retention, on the one hand, and pay for performance, on the other hand. We further believe that our compensation program in 2017 appropriately aligned the interests of our Named Executive Officers with those of our stockholders and rewarded the most relevant financial metrics (without over-rewarding any particular metric). As such, we have kept the structure and form of our compensation program for our Named Executive Officers intact and relatively unaltered for 2018, with the exception of certain changes we have made to our performance unit equity awards. Namely, those changes include a one year post-vesting holding period, a 400% cap on the payout value of performance units tied to TSR (versus grant date value) and a 100% cap on the payout value of performance units tied to TSR in the event we fail to achieve positive total shareholder return during the three-year performance period.

There were modest base salary increases awarded to our Named Executive Officers in early 2018 (2.5% for Messrs. Gordon, Morris and White and 9.3% for Mr. Callahan), and annual equity award values were held flat for Messrs. Morris and White and increased for Messrs. Gordon and Callahan by 14.3% and 8.7%, respectively. No cash incentive payments were awarded to our Named Executive Officers under our 2017 Annual Incentive Plan based on account of our actual 2017 net income being less than the threshold net income in our 2017 Annual Incentive Plan.

As a result of recent tax law changes, our 2018 Annual Incentive Plan has been amended such that Company performance is measured based on the actual consolidated Company EBT (defined in the 2018 Annual Incentive Plan as “income before taxes on income and before extraordinary items less income/(loss) before taxes of non-controlling interests”) as compared against targeted consolidated Company EBT. Due to the recent timing of the tax law changes under the 2017 Tax Cuts and Jobs Act, we deemed it prudent to remove taxes on income from our Annual Incentive Plan performance metric until the impact of the tax law changes is fully understood in 2018.

How We Make Executive Compensation Decisions - Philosophy and Process

Compensation Philosophy

The Committee is responsible for establishing our compensation philosophy and for establishing individual executive compensation. In doing so, the Committee has developed a compensation philosophy that strives to ensure that:

•

our executive compensation aligns the interests of our executives with those of our stockholders by rewarding the achievement of specific annual, long-term and strategic goals, with the ultimate objective of increasing stockholder value;

•

our executive compensation attracts, retains and incentivizes top talent by providing a competitive and equitable compensation package relative to the compensation paid to similarly-situated executives of our peer group;

•	our executive compensation includes performance and/or service requirements for vesting or retention of equity awards;

•	our executive compensation is based on the executive’s combined and individual commitment, experience, level of responsibility and contribution to our business goals; and

•	our executive compensation policies enhance our business interests by encouraging innovation on the part of our executives and other key employees balanced by appropriate levels of risk taking.

The Committee also considers:

•	the tax and accounting effects of compensation when determining the elements, structure and amounts of our executives’ total compensation packages; and

•

whether our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on our Company. The Committee has determined that the Company’s current compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Process

Independent Compensation Consultants. In determining the total compensation of our executive officers and other high-level employees, the Committee is assisted by independent compensation consultants. In 2017, the Committee engaged the services of Exequity, which performed services at the request of the Committee and did not perform any other services that were not related to executive compensation for the Company through requests from management. Exequity provided the Committee with advice and recommendations with respect to our Company’s executive compensation program including a review of the overall competitiveness of the program and its consistency with our pay for performance philosophy.

Role of Chief Executive Officer. The Committee also seeks the input of Mr. Gordon in determining the total compensation of our executive officers (other than with respect to Mr. Gordon’s compensation) and other high-level employees. Mr. Gordon’s input includes his review of the performance of each executive officer, including our Named Executive Officers, and his recommendations to the Committee regarding the specific compensation levels of those executives. Mr. Gordon tracks each executive’s performance throughout the year, detailing accomplishments and areas of strength and improvement. Then, Mr. Gordon bases his evaluation and recommendation on his knowledge of each executive’s performance. Mr. Gordon and executive management then typically work together to develop performance target recommendations for presentation to, and consideration by, the Committee in connection with incentive compensation determinations for the coming year. In addition, executive management also recommends the management annual incentive compensation plan to the Committee for review and consideration by the Committee.

Benchmarking Target Executive Compensation. As noted above, in making decisions regarding the target total compensation of our executives, the Committee continuously reviews information provided by outside compensation consultants and considers, among other factors discussed herein, the relative compensation of similarly-situated employees of our peer group of companies. In selecting a peer group, the Committee reviews companies that the Committee believes, based on certain data and recommendations of Aon Hewitt and Exequity, compete most with our Company for executive talent. The Committee periodically reviews and updates our peer group.

The peer group of companies used for purposes of 2017 compensation, as set forth immediately below, was the same group that is included in our 2017 Annual Report on Form 10-K.

● Actuant Corporation ● Barnes Group Inc. ● CIRCOR International, Inc. ● Dril-Quip, Inc. ● Forum Energy Technologies, Inc. ● Granite Construction Incorporated	● Helix Energy Solutions Group, Inc. ● Kennametal Inc. ● Mas Tec, Inc. ● Matrix Service Company ● McDermott International Inc. ● Mistras Group, Inc.	● Newpark Resources, Inc. ● Oil States International Inc. ● Team, Inc. ● Tetra Tech, Inc. ● Valmont Industries, Inc. ● Willbros Group, Inc.

The Committee also considers pay data of similarly situated executives from publicly filed proxy statements and compensation surveys. The data the Committee reviewed may include base salary, annual cash incentive payments and long-term incentive components of pay or selected market survey data where peer group data for a like-position is not available. In considering total compensation for 2017, the Committee specifically considered pay data from Aon Hewitt’s Executive Compensation Benchmark Analysis, which included data from our peer group (as set forth above) as well as a broader group of 24 companies1. For compensation paid to our executives, in 2017, the Committee targeted annual cash compensation opportunity (base salaries and incentive compensation) and targeted total long-term incentive compensation opportunity at the 50% range of the peer group for similarly-situated executives. The Committee believes that total compensation opportunity should be targeted at the median levels and that base salaries establish the minimum compensation upon which an executive can rely. Actual annual cash and long-term incentive compensation, and therefore, total compensation, can meet, fall short of or exceed the target based on the level of achievement of applicable corporate and individual performance requirements. The target compensation levels are only one factor in the Committee’s determination of executive compensation levels. Actual compensation levels for executives may be more or less than the targeted levels based upon other factors that the Committee may consider in its discretion as discussed herein.

[1]

The 24 companies consist of: American Axle & Manufacturing Holdings, Inc.; A.O. Smith Corporation; Armstrong World Industries, Inc.; Brady Corp.; Chart Industries Inc.; ESCO Technologies, Inc.; H.B. Fuller Company; Helix Energy Solutions Group, Inc.; IDEX Corporation; Leggett & Platt Inc.; Martin Marietta Materials, Inc.; Mueller Water Products, Inc.; Nordson Corporation; Oil States International, Inc.; Olin Corporation; Packaging Corp of America; Polaris Industries Inc.; Polyone Corporation; SPX Corporation; Steelcase Inc.; Valmont Industries, Inc.; Waters Corporation; WGL Holdings Inc.; and Woodward, Inc.

How We Made Compensation Decisions in 2017

The following recap of 2017 financial performance provides important context to the pay decisions made in 2017 and 2018, and to the incentive pay results for 2017.

2017 Financial Performance

We operated in 2017 facing continued, but lessened, headwinds due to the significant decline in the price of oil in 2015, which adversely impacted spending in industry sectors in which we historically generated a substantial portion of our revenue and operating income. Specifically, in 2017:

•	our total stockholder return was 7.30%;

•	we had revenue of $1.359 billion;

•	our Non-GAAP EPS was $1.03, compared to $1.10 in 2016;

•	cash flow from operations in 2017 reached $66.3 million and, as of December 31, 2017, we had a cash balance of $105.7 million; and

•	we returned $35,335,279 to our stockholders pursuant to board-authorized share repurchase programs, reducing our outstanding shares by 1,599,093 shares.

Our financial performance in 2017 was below our expectations, which is reflected in our 2017 and 2018 compensation decisions discussed throughout this Compensation Discussion and Analysis.

2017 Compensation Decisions

In the context of our Company’s 2016 and 2017 financial performance, set forth below is a more detailed description of each element of our compensation and benefits programs for our Named Executive Officers, including the compensation decision in 2017 for each element.

Base Salary. Generally, in determining the base salary of each Named Executive Officer, the Committee considers, among other things, the level of responsibility and duties of the executive, individual performance, tenure, experience, Company performance, competition for the respective positions in the industry, and the applicable market data. In 2017, effective April 1, 2017, our Named Executive Officers received increases between 2.5% and 8% in base salary based on our financial results in 2016, individual performance, an updated market analysis and overall conditions in our markets. The 2017 adjusted annual base salary for each Named Executive Officer, and the increase from the 2016 base salary (as of April 1, 2016) for each individual that was a Named Executive Officer in 2016, are set forth in the table below.

Named Executive Officer*	2017 Base Salary	Increase from 2016
Charles R. Gordon	$669,500	3.0%
David F. Morris	402,000	2.5
Stephen P. Callahan	270,000	8.0
Michael D. White	247,000	6.0 *
David A. Martin	376,900	3.0
John D. Huhn	307,500	2.5

__________________________

*Mr. White was not a Named Executive Officer in 2016.

Annual Cash Incentive Compensation. We maintain a Management Annual Incentive Plan (the “AIP”), as reviewed and approved by the Committee, pursuant to which our executives and other key employees are eligible to receive annual cash incentive awards.

Each participant in the AIP is assigned a target incentive award goal that is expressed as a percentage of his or her base salary. For 2017, the Committee assigned the following target annual incentive awards as a percentage of the Named Executive Officers’ respective base salaries, which percentages are consistent with 2016:

Named Executive Officer	2017 AIP Target % of Base Salary
Charles R. Gordon	100%
David F. Morris	60
Stephen P. Callahan	50
Michael D. White	50
David A. Martin	60
John D. Huhn	50

In determining the annual target incentive award as a percentage of individual base salary for these executives, the Committee reviewed peer group data and other survey market data and trends and considered the mix of total compensation of individuals in positions similarly situated to our executives. Based on its review and analysis, the Committee determined that a significant portion of the total annual cash compensation opportunity of our executives (i.e., base salary and annual incentive compensation) should be tied to our Company’s annual operating results. Target incentive award goals are “mid-point” targets, and the executives’ annual incentive cash compensation could be higher (subject to the cap discussed below) or lower than the target award goals based upon the level of achievement against the pre-established performance goals.

The AIP is intended to compensate employees for the Company’s achievement of annual financial performance goals at corporate or business unit levels, as appropriate. The financial performance targets are intended to be consistent with our internal budgets. Payments under the AIP may be made if and to the extent that certain minimum, target and maximum goals were actually achieved. For 2017, the potential payout for each Named Executive Officer was 75% of the target award upon the Company achieving the threshold net income metric (85% of the target net income goal in 2017) and the potential payout upon the Company achieving the maximum net income metric (120% of target net income goal) is 200% of the target award. Performance results that fall between the goals are calculated from those points on a straight-line sliding scale to determine the potential payout.

The Committee strives to establish financial performance objectives that are difficult to achieve but are attainable in order to reinforce our pay for performance commitment. In 2014, our financial performance was above the threshold net income goal, but less than the target net income goal. As a result, AIP payments were made at the threshold level. In 2015, our financial performance was above the threshold net income goal, but less than the target net income goal. As a result, 2015 AIP payments were made at 92% of target. In 2016, our financial performance was above the threshold net income goal, but less than the target net income goal set forth in the 2016 AIP. As a result, AIP payments were made to our Named Executive Officers at 50% of target. In 2017, our financial performance was below the threshold net income goal set forth in the 2017 AIP. As a result, no AIP payments were made to our Named Executive Officers.

Objective Financial Performance Goals. In 2017, the AIP financial performance objective for all Named Executive Officers was based on the achievement of consolidated threshold, target and maximum net income goals, subject to objective adjustment in accordance with the AIP. Net income was chosen as the applicable financial metric because it reflects the Company’s financial performance, is easy to track, and is communicated on a quarterly basis through the Company’s quarterly earnings press releases and conference calls.

For purposes of the AIP in 2017, consolidated net income was determined from our audited financial statements for the year and was adjusted to exclude the following:

•

operating results and/or losses associated with the write-down of assets of a subsidiary, business unit or division that has been designated by the Board of Directors as a discontinued business operation or to be liquidated;

•	gains or losses on the sale of any subsidiary, business unit or division, or the assets or business thereof;

•

gains or losses from the disposition of material capital assets (other than in a transaction described in the immediately preceding bullet) or the refinancing of indebtedness, including, among other things, any make-whole payments and prepayment fees;

•	losses associated with the write-down of goodwill or other intangible assets of the Company due to the determination under applicable accounting standards that the assets have been impaired;

•

gains or losses from material property casualty occurrences or condemnation awards taking into account the proceeds paid by insurance companies and other third parties in connection with the casualty or condemnation;

•

any income statement effect resulting from a change in tax laws, accounting principles (including, without limitation, generally accepted accounting principles), regulations, or other laws regulations affecting reported results, except, in each case, to the extent the effect of such a change is already reflected in the target Net Income amount;

•	reorganization or restructuring charges and acquisition- or divestiture-related transaction expenses and costs;

•	any gains or losses from unusual nonrecurring or extraordinary items;

•

operating results of any entity or business acquired or disposed of during the Plan Year, except, in the case of an acquisition, to the extent such entity or business was included in the Company’s operating business plan for the Plan Year or, in the case of a disposition, to the extent such entity or business was not included in the Company’s operating business plan for the Plan Year;

•	any gain or loss resulting from currency fluctuations or translations as set forth in the Aegion Corporation Foreign Exchange Rate Policy for Annual Incentive Plan and Long Term Incentive Plan;

•	any other material income or loss item the realization of which is not directly attributable to the actions of current senior management of the Company; and

•	the income taxes (benefits) of any of the above-designated gains or losses.

If the threshold net income goal is not achieved, the Company’s Chief Executive Officer may make awards under the 2017 AIP of up to $1,000,000 in the aggregate for extraordinary performance, subject to review and approval of the Committee with respect to any such awards to executive officers of the Company (including each of the Named Executive Officers). No cash incentive payments were awarded to our Named Executive Officers under our 2017 Annual Incentive Plan.

Negative Discretion of Compensation Committee. Notwithstanding the achievement of the threshold, target or maximum net income target, in 2017 the Committee retained negative discretion to reduce payments to an individual participant or participants under the AIP.

Establishing and Achievement of 2017 Goals. In establishing the net income target for the 2017 AIP, the Committee considered the recommendations of executive management regarding current industry and market conditions and projections based on management’s internal market analysis and various market surveys, our 2017 business plan as approved by our Board of Directors and prior year operating results. The net income target for the 2017 AIP was $48.0 million, subject to the adjustments in accordance with the AIP described above. Considering our 2016 performance, our internal budgets and the prevailing conditions in the Company’s energy markets, the 2017 AIP net income target was believed to be set at a level that was aggressive and promoted our compensation objectives.

In determining the amount of the 2017 annual incentive compensation, the Committee reviewed our operating results for 2017 against the net income target, including any adjustments to net income as described above and concluded that the Company achieved net income which fell below the AIP threshold. As a result, AIP payments were awarded as follows:

Named Executive Officer	2017 AIP Award
Charles R. Gordon	$0
David F. Morris	0
Stephen P. Callahan	0
Michael D. White	0
David A. Martin	0
John D. Huhn	0

For 2017, each of our Named Executive Officers were participants under our Executive Performance Plan. Annual cash incentives payable under the Executive Performance Plan for 2017 were intended to qualify as “performance-based” under Section 162(m) of the Internal Revenue Code (the “Code”) - see “Section 162(m) Performance-Based Compensation” below. Beginning in 2018, except for payments made pursuant to agreements in place as of November 2, 2017, any compensation payments in excess of $1 million to any named executive officer will not be tax deductible by Aegion.

Long-Term Incentive Compensation. In order to reward executive actions that enhance long-term stockholder returns, the Committee provides certain long-term equity-based incentives to our executives and other key employees. We believe that the value of long-term equity awards with continued service requirements, as is the case with our restricted stock unit awards, encourages executives to remain with the Company as leaving the Company results in the forfeiture of the unvested portion of previously earned long-term equity awards. To that end, all of our long-term incentive compensation awards include a continued service requirement.

Each year, the Committee considers a number of factors when deciding on the amount and allocation of long-term compensation, including, among other things, recommendations by the Committee’s independent compensation consultants, peer group and other survey market data regarding similarly situated executives, the historical compensation for responsibilities of each Named Executive Officer, business objectives, historic Company performance, current market conditions, risks associated with compensation principally linked to stock price, and other factors that may be relevant at that point in time. Further, the Committee decides on a mix of long-term incentive compensation with the goal to provide the appropriate balance of stock price appreciation, performance and retention elements of long-term incentive compensation. Generally, annual awards of equity-based incentives are made during the Committee’s regularly scheduled first quarter meetings after financial results for the prior year as well as updated compensation data for our peer group are known.

In 2017, the Committee determined that the Named Executive Officers would continue to receive the following mix of long-term incentive compensation: 50% performance-based stock units and 50% time-based restricted stock units. Each type of award is described in more detail below. The Committee believes that the mix of long-term incentive compensation set forth above are appropriate for each of our Named Executive Officers in order to successfully balance the attributes of each form of long-term incentive compensation, which are set forth in this Compensation Discussion and Analysis.

In 2017, we increased award amounts to our Named Executive Officers under our long-term equity incentive program to 2015 levels (with the exception of Mr. Gordon) due to improved market conditions, individual performance and a market analysis of executive compensation. Specifically, we increased the awards (as compared to 2016 award amounts), as follows: Messrs. Gordon, Morris and Martin’s awards were increased by 25%; Messrs. Callahan and Huhn’s awards were increased by 15%; and Mr. White’s award was increased by 11%.

Performance Units. Performance-based stock units support achievement of the Company’s longer term financial goals, while the three-year vesting period also simultaneously supports retention and succession planning. The performance units are denominated in restricted stock units.

Employees who receive performance units shall have no rights as stockholders with respect to such performance units until the performance units vest, although the awards are subject to adjustment due to stock dividends, split-ups, mergers, etc.

2015-2017 Performance Period

For performance awards granted in 2015 for the 2015-2017 performance period (the “2015 awards”) to all of our Named Executive Officers (with the exception of Mr. Callahan who was not employed by the Company at the time of the awards), the Committee adjusted the terms of our performance units such that: (i) EPS was removed as a metric; (ii) the weight of the relative TSR component was increased from 25% to 75%; and (iii) ROIC was introduced as a metric, weighted at 25%. The 2015 awards are based on cumulative three-year performance metrics with no potential for vesting on an annual basis.

The following table generally illustrates the three-year performance goals and vesting for the 2015 awards:

TSR Performance Goal
Threshold	Target	Maximum
Percentile of Company TSR vs. Comparator Group (37.5% of Target Performance Units Vest)	Percentile of Company TSR vs. Comparator Group (75% of Target Performance Units Vest)	Percentile of Company TSR vs. Comparator Group (150% of Target Performance Units Vest)

ROIC Performance Goal
Threshold	Target	Maximum
96.9% of ROIC target (12.5% of Target Performance Units Vest)	100% of ROIC target (25% of Target Performance Units Vest)	106% of ROIC target (50% of Target Performance Units Vest)

The Company did not achieve the threshold ROIC goal, which was 8.0% for the 2015-2017 performance period. As a result, the 25% of the 2015 performance awards tied to the ROIC goal did not vest and were forfeited. With respect to the 75% of the 2015 performance awards tied to the TSR goal, the Company achieved a TSR of 45.97% for the period from January 1, 2015 through December 31, 2017, which was at the 80th percentile compared to the Company’s TSR peer group. Based on the Company’s TSR performance as compared to the Company’s TSR peer group, the 75% of the 2015-2017 performance awards tied to the TSR goal vested and paid out at 200% of target with respect to Messrs. Gordon, Morris, White and Martin. Mr. Callahan did not receive a 2015-2017 performance award, and Mr. Huhn forfeited his 2015-2017 performance award due to his resignation in 2017.

2016-2018 Performance Period

For performance awards granted in 2016 for the 2016-2018 performance period (the “2016 awards”) to all of our Named Executive Officers, the Committee used the same metrics as the 2015-2017 performance period: (i) the weight of the relative TSR component remained at 75%; and (ii) ROIC continued to be weighted at 25%. Like the 2015 awards, vesting of the 2016 awards is based on cumulative three-year performance metrics with no potential for vesting on an annual basis.

The following table generally illustrates the three-year performance goals and vesting for the 2016 awards:

TSR Performance Goal
Threshold	Target	Maximum
Percentile of Company TSR vs. Comparator Group (37.5% of Target Performance Units Vest)	Percentile of Company TSR vs. Comparator Group (75% of Target Performance Units Vest)	Percentile of Company TSR vs. Comparator Group (150% of Target Performance Units Vest)

ROIC Performance Goal
Threshold	Target	Maximum
96.9% of ROIC target (12.5% of Target Performance Units Vest)	100% of ROIC target (25% of Target Performance Units Vest)	106% of ROIC target (50% of Target Performance Units Vest)

2017-2019 Performance Period

For performance awards granted in 2017 for the 2017-2019 performance period (the “2017 awards”) to all of our Named Executive Officers, the Committee used the same metrics as the 2016-2018 performance period: (i) the weight of the relative TSR component remained at 75%; and (ii) ROIC continued to be weighted at 25%. Like the 2016 awards, vesting of the 2017 awards is based on cumulative three-year performance metrics with no potential for vesting on an annual basis.

The following table generally illustrates the three-year performance goals and vesting for the 2017 awards:

TSR Performance Goal
Threshold	Target	Maximum
Percentile of Company TSR vs. Comparator Group (37.5% of Target Performance Units Vest)	Percentile of Company TSR vs. Comparator Group (75% of Target Performance Units Vest)	Percentile of Company TSR vs. Comparator Group (150% of Target Performance Units Vest)

ROIC Performance Goal
Threshold	Target	Maximum
96.9% of ROIC target (12.5% of Target Performance Units Vest)	100% of ROIC target (25% of Target Performance Units Vest)	106% of ROIC target (50% of Target Performance Units Vest)

For performance awards granted in 2017 for the 2017-2019 performance period, we increased award amounts to our Named Executive Officers based upon improved market conditions, individual performance and an updated executive compensation analysis. Specifically, we increased the awards, as follows: Messrs. Gordon, Morris and Martin’s awards were increased by 25%; Messrs. Callahan and Huhn’s awards were increased by 15%; and Mr. White’s award was increased by 11%.

In 2017, as part of the annual compensation program offered to the Named Executive Officers, the Committee awarded performance units as follows:

Performance Units Awarded

Named Executive Officer	Threshold (#)	Target (#)	Maximum (#)	Target Award Date Value ($) (1)
Charles R. Gordon	18,989	37,977	75,954	$875,000
David F. Morris	7,053	14,106	28,212	325,000
Stephen P. Callahan	2,496	4,991	9,982	115,000
Michael D. White	1,628	3,255	6,510	75,000
David A. Martin (2)	7,053	14,106	28,212	325,000
John D. Huhn (2)	2,496	4,991	9,982	115,000

 _______________________

(1)

“Target Award Date Value” is based on the closing stock price on the Nasdaq Global Stock Market on the date of the award. The Committee based the number of award shares on the market price rather than the Monte Carlo valuation method used to determine “Grant Date Fair Value” for purposes of our financial accounting in accordance with ASC Topic 718, “Compensation – Stock Compensation”.

(2)

Mr. Martin forfeited his 2017 grant of performance units, upon entering into his November 18, 2017 Transition Agreement and Full Release with the Company. Mr. Huhn forfeited his 2017 grant of performance units upon his resignation in 2017.

For all Named Executive Officers, the target number of performance units awarded was calculated by dividing the target award date value of each Named Executive Officer’s respective award by $23.04, the closing price of our common stock on the Nasdaq Global Select Market on February 22, 2017, the date of the award.

For all Named Executive Officers, threshold award levels are one-half of the target award levels and maximum award levels are two times the target award levels.

Restricted Stock Units. In 2017, the granting of shares of time-based restricted stock units was specifically targeted toward the retention of our executives and key employees. Grants of restricted stock units have enabled us to attract and retain key employees by encouraging their ownership in our common stock. The award of restricted stock units is also designed to assist executives in satisfying our Company’s ownership guidelines with respect to our common stock. The number of restricted stock units awarded to an executive is based on the target dollar value of the amount of such executive’s long-term incentive compensation allocated to restricted stock units (i.e., 50% for all of our Named Executive Officers). That target dollar value is translated into a number of restricted stock units based on the fair value of the award, which is determined to be the closing price of our common stock on the Nasdaq Global Select Market on the date of the award.

In 2017, restricted stock units awarded to our executive officers and all key employees contained a three-year service restriction. The entire restricted stock unit award remains subject to forfeiture until the third anniversary of the award. Upon the third anniversary of the award, the service restriction lifts, provided the recipient was an employee of our Company or any majority-owned subsidiary from the date of grant until the third anniversary of such date. As set forth in more detail below, there are certain instances in which time-based service restrictions will lapse prior to the third anniversary. The restricted stock units will vest immediately upon the occurrence of the recipient’s death, termination of employment as a result of disability or upon a change in control of our Company followed by an impermissible termination of employment. In addition, if we terminate a recipient’s employment without cause, provided the restricted stock unit was awarded more than 18 months prior to termination of employment, such restricted stock units will pro-rata vest as to a percentage of the award determined by dividing the number of whole months of the recipient’s employment beginning on the date of grant by 36. If a recipient retires from our Company after: (i) the age of 55 and with at least 10 years of full-time service; (ii) after age 60 with at least 5 years of full-time service; or (iii) the age of 65 with no minimum full-time service requirement, the time-based service restrictions will lapse and the restricted stock units will pro-rata vest as to a percentage of the grant determined by dividing the number of months of his or her employment since the date of the award by 36. If a recipient is terminated for cause or voluntarily terminates his employment prior to the third anniversary of the date of award, the entire restricted stock unit award is forfeited regardless of when the termination of employment occurs in the three-year service period. The Committee believes that allowing for the lapse of time-based service restrictions prior to the third anniversary of the award is appropriate in the instances set forth above as such instances are largely life events outside of the control of the participants and, as such, do not conflict with the retention goals provided with the three-year service requirement.

In 2017, the Committee awarded restricted stock to all Named Executive Officers as follows:

Restricted Stock Awarded

Named Executive Officer	Restricted Stock Awarded (#)	Award Date Value ($)
Charles R. Gordon	37,977	$875,000
David F. Morris	14,106	325,000
Stephen P. Callahan	4,991	115,000
Michael D. White	3,255	75,000
David A. Martin (1)	14,106	325,000
John D. Huhn (1)	4,991	115,000

_______________________

(1)

Mr. Martin forfeited his 2017 grant of restricted stock, upon entering into his November 18, 2017 Transition Agreement and Full Release with the Company. Mr. Huhn forfeited his 2017 grant of restricted stock upon his resignation in 2017.

All the above grants were made on February 22, 2017. For all Named Executive Officers, the number of restricted stock units awarded was calculated by dividing the target award date value of each Named Executive Officer’s respective award by $23.04, the closing price of our common stock on the Nasdaq Global Select Market on February 22, 2017, the date of the award.

Stock Options. Historically, the Company has at times granted some portion of the long-term equity incentives in stock options or provided Named Executive Officers with the opportunity to elect that a portion of their long-term equity incentive be in the form of stock options. In 2017, no stock options were granted nor were our Named Executive Officers provided the opportunity to elect to receive a portion of their annual equity compensation in stock options as we had done in past years.

Other Benefits: Supplemental Benefits for Certain Executives. In order to provide a competitively attractive package to secure and retain executives, we supplement our standard benefit packages offered to all employees with the executive benefits listed below. The executives’ benefits packages are designed to assist the executives in providing for their own financial security in a manner that recognizes individual needs and preferences.

Deferred Compensation Plan. Executives may choose to defer up to specified maximum amounts of compensation by contributing those amounts to our nonqualified deferred compensation plan for key employees. The plan allows for base salary deferral up to 75% of base salary and bonus deferral of up to 100% of bonus amounts. Under the plan, we will match contributions equal to the first 3% of compensation at a 100% rate, and contributions equal to the next 2% of compensation at a 50% rate, when aggregated with any matching contributions made under our 401(k) Profit Sharing Plan (Company-matching payments were limited to a maximum aggregate amount of $10,800 per employee for 2017). Deferred account balances in the nonqualified deferred compensation plan are adjusted to match the performance of participant-selected indices, which mirror fund choices available under our 401(k) Profit Sharing Plan.

Account balances will accrue for each participant based on the amount of the participant’s deferrals into his or her account, the Company’s matching payments, if any, and the investment performance of his or her selected indices. Participants are at all times 100% vested in their deferrals, Company-matching payments and investment earnings. Participants generally will be paid their account balances after termination of their employment with our Company or on such other distribution date as they may elect. For our Named Executive Officers, however, no payments may be made from his or her account balance until the date that is six months following the date of termination of the Named Executive Officer’s employment.

During 2017, Messrs. Morris, Callahan and Martin deferred $29,406, $42,125 and $13,800 of their compensation, respectively, under our nonqualified deferred compensation plan. We credited an additional $1,800 in Company-matching payments to Mr. Callahan’s and Mr. Martin’s accounts, respectively, in 2017. No Company-matching payments were made under the plan to Mr. Morris’ account during 2017.

Executive Disability Insurance. The Company provides a supplemental policy for executives pursuant to which the maximum monthly benefit under long-term disability is increased from $12,500 to 60% of the executive’s monthly cash compensation, inclusive of target annual incentive compensation.

Other Benefits. While we provide all employees with life insurance benefits in an amount equal to two times the employee’s salary up to $500,000, we provide our Chief Executive Officer with $1.0 million in life insurance benefits.

Compensation Related Policies

Underpinning our executive compensation philosophy are certain policies relating to compensation and equity ownership.

Policies Relating to Compensation

Section 162(m) Performance-Based Compensation. For 2017, we generally structured incentive compensation to be deductible under Section 162(m) of the Code. However, we reserved the right to grant or pay amounts that are not deductible. For example, the Committee has in the past granted incentive stock options, which generally do not result in deductible compensation at the time of exercise, and has made time-vested restricted stock and restricted stock unit grants, which may not qualify as performance-based compensation for purposes of Section 162(m) of the Code. Beginning in 2018, except for payments made pursuant to agreements in place as of November 2, 2017, any compensation payments in excess of $1 million to any Named Executive Officer will not be tax deductible by Aegion.

Policy on Recoupment of Incentive Compensation. Our Board of Directors has adopted a policy on recoupment of incentive compensation providing that if during any fiscal year there occurs a material misstatement or omission of financial information in our financial statements, our Board or the Committee may, in its discretion, recoup or cancel all or part of the incentive compensation provided to a responsible executive officer or key employee. For the purposes of the policy, incentive compensation includes any bonus, incentive payment, equity award or other compensation, including the amount of any annual salary increase or any gains realized on the exercise of stock options or sale of shares of our common stock received as incentive compensation. In addition to the recoupment of incentive compensation, our Board or the Committee may take such other actions as it deems necessary or appropriate to address the events that gave rise to the material misstatement or omission and to prevent its recurrence. Such actions may include, to the extent permitted by applicable law:

•	adjusting the future compensation of the executive officer or key employee;

•	terminating the employment of the executive officer or key employee; and

•	pursuing other legal remedies against the executive officer or key employee.

Each executive officer or key employee who receives incentive compensation pursuant to any of our incentive compensation plans is required to acknowledge in writing his or her agreement with the policy and understanding that any incentive compensation made to him or her is conditioned upon and subject to the policy.

We believe that by providing the Company with the appropriate power to recover incentive compensation paid to an executive officer, the Company demonstrates its commitment to strong corporate governance. This recoupment policy is in addition to any policies or recovery rights that are provided under applicable laws, including the Sarbanes-Oxley Act and the Dodd-Frank Act.

Policies Relating to Equity

In light of the significant portion of our executive compensation program that consists of equity-based compensation, we have adopted certain policies that help encourage stock ownership by our executives as well as protect the advantages, and mitigate against the risk, of equity holdings by our executives.

Stock Ownership Policy with Respect to Named Executive Officers. We have a policy with respect to the required stock ownership levels of certain highly compensated key employees, including our Named Executive Officers. The purpose of this policy is to ensure that the required stock ownership of these employees is commensurate with his or her duties and responsibilities, as measured on an annual basis. Under the policy, each of our Named Executive Officers is required to beneficially own, by no later than the third anniversary of the date he or she became subject to the policy (and to retain thereafter, until he or she is no longer subject to the policy), a minimum number of shares of our common stock that is equal in value to a multiple of his or her annual base salary. The minimum share ownership amount is recalculated annually as of January 1 based on the Named Executive Officer’s current annual base salary as of December 31 of the immediately preceding year. The following forms of equity interest count towards the achievement of the required stock ownership: (i) shares of common stock purchased on the open market; (ii) shares of common stock owned jointly with or separately by spouses and/or children; (iii) shares of common stock purchased through our employee stock purchase program; (iv) shares of stock acquired upon stock option exercises; (v) deferred stock units; and (vi) shares of restricted common stock or restricted stock units (but not performance stock units).

In February 2016, we revised our stock ownership policy to prohibit the sale or transfer of shares, other than shares used to pay applicable taxes and/or exercise price for stock options, until compliance with the minimum share ownership requirement is met. This prohibition applies during the three-year period provided to individuals to achieve compliance after becoming subject to the policy as well as any time after such three-year period in which an individual falls out of compliance (e.g., as a result of a decline in stock price).

The minimum number of shares is determined by dividing the base salary multiple by the average of the closing price of our common stock for the ten trading days prior to the applicable valuation date. The multiplier used in calculating the base salary multiple is assigned to each Named Executive Officer based on his or her responsibilities and duties and ranges from one to three times the Named Executive Officer’s annual base salary.

As of January 1, 2018, the required share ownership of each of our Named Executive Officers was as follows:

Named Executive Officer(1)	Date Subject to Policy	Salary at December 31, 2017	Salary Multiplier	10-Day Average Closing Price	Required Share Ownership as of January 1, 2018	Actual Share Ownership as of January 1, 2018
Charles R. Gordon	Oct. 6, 2014	$669,500	3x	$25.50	78,765	367,856
David F. Morris	July 25, 2006	402,000	2x	25.50	31,529	214,854
Stephen A. Callahan	Nov. 9, 2015	270,000	1x	25.50	10,588	15,186
Michael D. White	Oct. 28, 2013	247,000	1x	25.50	9,686	19,354

_____________________________

(1)	Messrs. Martin and Huhn are not subject to the stock ownership policy, as neither individual was an executive officer as of January 1, 2018.

To date, each of the Named Executive Officers has fulfilled the stock ownership requirements of this policy.

Anti-Hedging Policy. In February 2012, our Board of Directors adopted an anti-hedging policy that prohibits officers, directors and employees from entering into hedging or monetization transactions involving our common stock. Prohibited transactions include, without limitation, zero-cost collars, forward sale contracts, purchase or sale of options, puts, calls, margin accounts, or other derivatives that are directly linked to our Company’s stock or transactions involving short sales of the Company’s stock. The Board adopted this policy to require officers, directors and employees to continue to own Company stock with the full risks and rewards of ownership, thereby ensuring continued alignment of their objectives with the Company’s other stockholders.

Anti-Pledging Policy. In July 2015, our Board of Directors amended the previously-adopted anti-pledging policy. The amended policy prohibits any officer or director from pledging our common stock owned by such director or officer; provided that any pledges existing as of the amendment must be unwound and terminated prior to July 22, 2020. One executive officer has an existing pledge of shares of our common stock, as described in more detail in the footnotes of the table set forth under the heading “Information Concerning Certain Stockholders” beginning on page 59 below.

COMPENSATION COMMITTEE REPORT

The responsibilities of our Compensation Committee are provided in its charter, which has been approved by our Board of Directors.

In fulfilling its oversight responsibilities with respect to the Compensation Discussion and Analysis included in this Report, the Compensation Committee, among other things, has:

•	reviewed and discussed the Compensation Discussion and Analysis with management, and

•	in reliance on such review and discussions, approved the inclusion of such Compensation Discussion and Analysis in this Proxy Statement.

SUBMITTED BY THE COMPENSATION COMMITTEE

Stephanie A. Cuskley, Chair           Stephen P. Cortinovis

Juanita H. Hinshaw     Phillip D. Wright

Notwithstanding anything set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding report shall not be deemed incorporated by reference in any such filings.

COMPENSATION IN LAST FISCAL YEAR

Summary Compensation Table

The following table sets forth information concerning compensation earned for the fiscal years ended December 31, 2017, 2016 and 2015, if applicable, for all persons who served as our principal executive officer or principal financial officer during 2017 and the three other most highly compensated executive officers of our Company who were serving as executive officers of the Company at December 31, 2017 (with the exception of Mr. Huhn, who resigned during 2017 (collectively, the “Named Executive Officers”):

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)(3)		Non-Equity Incentive Plan Compensation ($)(1)(4)	All Other Compensation ($)(5)	Total ($)
Charles R. Gordon Chief Executive Officer and President	2017 2016 2015	$664,625 650,000 650,000	— — —	$1,945,103 1,692,215 2,251,325	(6) (7) (8)	$ — 325,000 599,300	$ 23,371 172,291 44,508	$2,633,099 2,839,506 3,545,133
David F. Morris Executive Vice President, General Counsel and Interim Chief Financial Officer	2017 2016 2015	$399,520 392,080 392,080	— — —	$ 722,467 628,537 844,781	(6) (7) (8)	$ — 117,624 216,899	$ 16,485 16,285 16,747	$1,138,472 1,154,526 1,470,507
Stephen P. Callahan (9) Senior Vice President, Human Resources	2017 2016 —	$265,000 250,000 —	— — —	$ 225,642 241,745 —	(6) (7)	$ — 62,500 —	$ 11,553 13,153 —	$ 502,195 567,398 —
Michael D. White (10) Senior Vice President, Corporate Controller & Chief Accounting Officer	2017 — —	$243,500 — —	— — —	$ 166,723 — —	(6)	$ — — —	$ 13,105 — —	$ 423,328 — —
David A. Martin Former Executive Vice President and Chief Financial Officer	2017 2016 2015	$345,008 365,925 357,000	— — —	$ 722,467 628,537 731,681	(6) (7) (8)	$ — 109,778 197,492	$ 612,054 15,304 15,766	$ 1,679,529 1,119,544 1,301,939
John D. Huhn Former Senior Vice President and Chief Strategy Officer	2017 2016 2015	$211,293 300,000 260,000	— — —	$ 225,642 291,745 253,274	(6) (7) (8)	$ — 75,000 119,860	$ 421,240 13,352 11,560	$ 858,175 680,097 644,694

(1)

Includes amounts earned but deferred at the election of the executive officer under our 401(k) Profit Sharing Plan and our nonqualified deferred compensation plan. Does not include severance amounts paid or accrued in 2017 for Messrs. Martin and Huhn under their respective transition and separation agreements – see “All Other Compensation” column.

(2)

Represents the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. For a discussion regarding the valuation of our stock awards for financial statement reporting purposes, please refer to Note 9, “Equity-Based Compensation,” in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed on March 1, 2018.

(3)	Stock Awards: These amounts do not necessarily reflect the actual economic value received by our Named Executive Officers.

(4)    These amounts represent bonuses awarded in 2015, 2016 and 2017 under our Management Annual Incentive Plan.

(5)

For Mr. Gordon, includes the following amounts paid or accrued in 2017: (a) $10,800 in employer-matching payments under our 401(k) Profit Sharing Plan; (b) $6,438 in term life insurance premiums; and (c) $6,133 in executive disability insurance premiums. For all other Named Executive Officers, represents the following amounts paid or accrued in 2017: Mr. Morris, $10,800 in employer-matching payments under our 401(k) Profit Sharing Plan, $498 in term life insurance premiums and $5,187 in executive disability insurance premiums; Mr. Callahan, $10,800 in employer-matching payments under our 401(k) Profit Sharing Plan and nonqualified deferred compensation plan, $498 in term life insurance premiums and $2,055 in executive disability insurance premiums; Mr. White, $10,800 in employer-matching payments under our 401(k) Profit Sharing Plan, $454 in term life insurance premiums and $1,851 in executive disability insurance premiums; Mr. Martin, $10,800 in employee-matching payments under our 401(k) Profit Sharing Plan and nonqualified deferred compensation plan, $498 in term life insurance premiums, $4,206 in executive disability insurance premiums, and the following amounts paid and/or accrued pursuant to Mr. Martin’s Transition Agreement and Full Release, dated November 18, 2017: $565,350 in severance equal to eighteen months of regular pay, $15,000 in outplacement services; and $18,000 in group health insurance coverage; and Mr. Huhn, $10,800 in employer-matching payments under our 401(k) Profit Sharing Plan, $374 in term life insurance premiums, $1,691 in executive disability insurance premiums, and the following amounts paid and/or accrued pursuant to Mr. Huhn’s Separation Agreement and Full and Final Release, dated September 12, 2017: $384,375 in severance equal to fifteen months of regular pay; $15,000 in outplacement services; and $9,000 in group health insurance coverage.

(6)

Includes the grant date fair value of performance units awarded in 2017, based on a Monte-Carlo valuation of the TSR portion of each award on the date of grant determined under FASB ASC 718, which is equal to $1,070,103 for Mr. Gordon, $397,467 for each of Messrs. Martin and Morris, $140,642 for each of Messrs. Huhn and Callahan, and $91,723 for Mr. White. Also includes the grant date fair value of the annual awards of restricted stock units granted to each of our Named Executive Officers in 2017, based on the closing stock price on the Nasdaq Global Stock Market on the date of the award. All such awards of restricted stock units are subject to forfeiture if the Named Executive Officer’s employment terminates prior to the end of a three-year service period. Mr. Martin forfeited his entire 2017 award pursuant to his Transition Agreement and Full Release, dated November 18, 2017. Mr. Huhn forfeited his entire 2017 award pursuant to his Separation Agreement and Full and Final Release, dated September 12, 2017.

(7)

Includes the grant date fair value of performance units awarded in 2016, based on a Monte-Carlo valuation of the TSR portion of each award on the date of grant determined under FASB ASC 718, which is equal to $992,215 for Mr. Gordon, $368,537 for each of Messrs. Martin and Morris, $141,745 for each of Messrs. Huhn and Callahan. Also includes the grant date fair value of the annual awards of restricted stock units granted to each of our Named Executive Officers in 2016 as well as a special award of restricted stock units granted to Mr. Huhn in recognition of Mr. Huhn’s expanded responsibilities in 2016, based on the closing stock price on the Nasdaq Global Stock Market on the date of the award. All such awards of restricted stock units are subject to forfeiture if the Named Executive Officer’s employment terminates prior to the end of a three-year service period. Pursuant to his Transition Agreement and Full Release, dated November 18, 2017, Mr. Martin forfeited his 2016 award performance units and is eligible to receive 25/36 of his 2016 award restricted stock units. Pursuant to his Separation Agreement and Full and Final Release, dated September 12, 2017, Mr. Huhn forfeited his 2016 award performance units and is eligible to receive 18/36 of his 2016 award restricted stock units.

(8)

Includes the grant date fair value of performance units awarded in 2015, based on a Monte-Carlo valuation of the TSR portion of each award on the date of grant determined under FASB ASC 718, which is equal to $1,251,325 for Mr. Gordon, $406,681 for each of Messrs. Martin and Morris and $140,774 for Mr. Huhn. Also includes the grant date fair value of the annual awards of restricted stock units granted to each of our Named Executive Officers in 2015 as well as a special award of restricted stock units granted to Mr. Morris in recognition of his efforts during the leadership transition in 2014, based on the closing stock price on the Nasdaq Global Stock Market on the date of the award. All such awards of restricted stock units are subject to forfeiture if the Named Executive Officer’s employment terminates prior to the end of a three-year service period. Pursuant to his Separation Agreement and Full and Final Release, dated September 12, 2017, Mr. Huhn forfeited his 2015 award performance units and is eligible to receive 30/36 of his 2015 award restricted stock units.

(9)	Mr. Callahan became an executive officer of the Company on November 9, 2015, however, he was not one of our three most highly compensated executive officers in 2015.

(10)	Mr. White became an executive officer of the Company on October 28, 2013, however, he was not one of our three most highly compensated executive officers in 2015 and 2016.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards for the fiscal year ended December 31, 2017 for our Named Executive Officers:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Options (#)	Awards ($/Sh)	Awards ($)
Charles R. Gordon	02/22/2017(1)	–	–	–	–	37,977	–	–	–	–	$875,000
	02/22/2017(2)	–	–	–	19,989	37,977	75,954	–	–	–	1,070,103
David F. Morris	02/22/2017(1)	–	–	–	–	14,106	–	–	–	–	325,000
	02/22/2017(2)	–	–	–	7,053	14,106	28,212	–	–	–	397,467
Stephen P. Callahan	02/22/2017(1)	–	–	–	–	4,991	–	–	–	–	115,000
	02/22/2017(2)	–	–	–	2,496	4,991	9,982	–	–	–	140,642
Michael D. White	02/22/2017(1)	–	–	–	–	3,255	–	–	–	–	75,000
	02/22/2017(2)	–	–	–	1,628	3,255	6,510	–	–	–	91,723
David A. Martin (3)	02/22/2017(1)	–	–	–	–	14,106	–	–	–	–	325,000
	02/22/2017(2)	–	–	–	7,053	14,106	28,212	–	–	–	397,467
John D. Huhn (3)	02/22/2017(1)	–	–	–	–	4,991	–	–	–	–	115,000
	02/22/2017(2)	–	–	–	2,496	4,991	9,982	–	–	–	140,642

___________________

(1)

Represents the number of shares of time-based restricted stock units awarded on February 22, 2017. “Grant Date Fair Value” is the number of shares issued to the recipient multiplied by the Grant Date stock price of $23.04.

(2)

Represents number of performance units issued to the recipient at “Threshold”, “Target” and “Maximum” performance levels. “Grant Date Fair Value” is the grant date fair value of performance units awarded in 2017, based on a Monte-Carlo valuation of the TSR portion of each award on the date of grant determined under FASB ASC 718. Please refer to Note 9, “Equity-Based Compensation,” in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed on March 1, 2018 for a discussion regarding the valuation of our stock awards.

(3)

Mr. Martin forfeited his entire 2017 award pursuant to his Transition Agreement and Full Release, dated November 18, 2017. Mr. Huhn forfeited his entire 2017 award pursuant to his Separation Agreement and Full and Final Release, dated September 12, 2017.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning outstanding equity awards, as of the fiscal year ended December 31, 2017, held by our Named Executive Officers:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)(4)

Charles R. Gordon	—	—	—	—	—	211,112	$5,368,578	—	—
	—	—	—	—	—	—	—	163,462	$4,156,839

David F. Morris	28,239	—	—	$26.60	1/21/18	—	—	—	—
	39,663	—	—	18.11	2/21/19	—	—	—	—
	—	—	—	—	—	53,801	1,368,159	—	—
	—	—	—	—	—	—	—	56,670	1,441,118

Stephen P. Callahan	—	—	—	—	—	15,186	386,180	—	—
	—	—	—	—	—	—	—	10,473	266,328
Michael D. White	—	—	—	—	—	11,311	287,639	—	—
	—	—	—	—	—	—	—	13,489	343,025
David A. Martin	28,239	—	—	26.60	1/21/18	—	—	—	—
	—	—	—	—	—	28,765	731,494	—	—
	—	—	—	—	—	—	—	28,310	719,923

John D. Huhn	—	—	—	—	—	—	—	—	—

________

(1)

Represents the number of shares of restricted stock or restricted stock units awarded and outstanding at fiscal year-end as follows: Mr. Gordon, 37,977 restricted stock units awarded on February 22, 2017, 38,377 restricted stock units awarded on February 24, 2016, 58,072 restricted stock units awarded on February 18, 2015 and 76,686 shares of restricted stock awarded on October 8, 2014; Mr. Morris, 14,106 restricted stock units awarded on February 22, 2017, 14,254 restricted stock units awarded on February 24, 2016 and 25,441 restricted stock units awarded on February 18, 2015; Mr. Callahan, 4,991 restricted stock units awarded on February 22, 2017, 5,482 restricted stock units awarded on February 24, 2016 and 4,713 restricted stock units awarded on November 9, 2015; Mr. White, 3,255 restricted stock units awarded on February 22, 2017, 3,701 restricted stock units awarded on February 24, 2016 and 4,355 restricted stock units awarded on February 18, 2015 and Mr. Martin, 9,892 restricted stock units awarded on February 24, 2016 (represents remaining amount after Mr. Martin forfeited 11/36th of his February 24, 2016 grant) and 18,873 restricted stock units awarded on February 18, 2015.

(2)

Represents the value of restricted stock and restricted stock units calculated on the basis of the closing price of our common stock on The Nasdaq Global Select Market on December 31, 2017 ($25.43 per share).

(3)

Represents the number of performance units granted in 2015 that vested on December 30, 2017, but will not be distributed until February 18, 2018. Also represents the number of performance units granted in 2016 and 2017 that, as of December 31, 2017, may potentially vest if three-year target performance goals are met.

(4)

Represents the value of shares of performance units calculated on the basis of the closing price of our common stock on The Nasdaq Global Select Market on December 31, 2017 ($25.43 per share) multiplied by (a) the number of performance units that vested on December 30, 2017 with respect to the 2015 performance unit grant (which will not be distributed until February 18, 2018), plus (b) the number of performance units that, as of December 31, 2017, may potentially vest for the performance units granted in 2016 and 2017 if the target performance goal is met.

Option Exercises and Stock Vested

The following table sets forth information regarding options exercised by our Named Executive Officers and the vesting of stock awards previously granted to our Named Executive Officers during the fiscal year ended December 31, 2017:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Charles R. Gordon	—	—	147,011	$3,551,364
David F. Morris	—	—	47,687	1,152,005
Stephen P. Callahan	—	—	—	—
Michael D. White	—	—	10,547	255,302
David A. Martin	39,663	$364,104	47,687	1,152,005
John D. Huhn	—	—	15,210	320,480

___________________

(1)

Reflects the difference between the market price on the date of exercise and the exercise price. Mr. Martin exercised: (i) 7,937 options on November 27, 2017, at an average market price of $26.89 and an exercise price of $18.11; and (ii) 31,726 options on November 28, 2017, at an average market price of $27.39 and an exercise price of $18.11.

(2)

Reflects the number of shares vesting multiplied by the market price on the date of the lapse of time-based restrictions. The restricted stock unit and performance unit grants were made pursuant to the terms of our 2013 Employee Equity Incentive Plan. Mr. Gordon had 18,821 performance units vest on February 22, 2017 with a share price of $23.04 for a FMV of $433,636, 41,082 restricted stock units vest on March 25, 2017 with a share price of $21.97 for a FMV of $902,572 and 87,108 performance units vest on December 30, 2017 (to be issued February 18, 2018) with a share price of $25.43 for a FMV of $2,215,156; Mr. Morris had 5,953 performance units vest on February 22, 2017 with a share price of $23.04 for a FMV of $137,157, 13,424 restricted stock units vest on March 25,2017 with a share price of $21.97 for a FMV of $294,925 and 28,310 performance units vest on December 30, 2017 (to be issued February 18, 2018) with a share price of $25.43 for a FMV of $2,215,156; Mr. White had 916 performance units vest on February 22, 2017 with a share price of $23.04 for a FMV of $21,105, 3,098 restricted stock units vest on March 25,2017 with a share price of $21.97 for a FMV of $68,063 and 6,533 performance units vest on December 30, 2017 (to be issued February 18, 2018) with a share price of $25.43 for a FMV of $166,134; Mr. Martin had 5,953 performance units vest on February 22, 2017 with a share price of $23.04 for a FMV of $137,157, 13,424 restricted stock units vest on March 25, 2017 with a share price of $21.97 for a FMV of $294,925 and 28,310 performance units vest on December 30, 2017 (to be issued February 18, 2018) with a share price of $25.43 for a FMV of $2,215,156; and Mr. Huhn had 1,290 performance units vest on February 22, 2017 with a share price of $23.04 for a FMV of $29,722, 4,364 shares restricted stock vest on June 2, 2017 with a share price of $20.27 for a FMV of $88,458 and 9,556 restricted stock units vest on September 8, 2017 with a share price of $21.17 and a FMV of $202,300.

Nonqualified Deferred Compensation

Executive officers may choose to defer up to specified maximum amounts of compensation by contributing those amounts to our nonqualified deferred compensation plan for key employees. For 2017, the plan allowed for base salary deferral up to 75% of base salary, and bonus deferral of up to 100% of bonus amounts. Under the plan, we will match contributions equal to the first 3% of compensation at a 100% rate, and contributions equal to the next 2% of compensation at a 50% rate, when aggregated with any matching contributions made under our 401(k) Profit Sharing Plan (Company-matching payments were limited to a maximum aggregate amount of $10,800 per employee for 2017). Deferred account balances in the nonqualified deferred compensation plan are adjusted to match the performance of participant-selected indices, which mirror fund choices available under our 401(k) Profit Sharing Plan. In connection with this plan, the Company established a Rabbi Trust to fund the Company’s promise to pay deferred compensation account balances contributed to by participants in the plan. This trust becomes fully funded upon a change in control. We amended the plan (effective January 1, 2018) to include non-employee directors as eligible participants with respect to the cash component of the compensation paid to our non-employee directors.

Account balances will accrue for each participant based on the amount of the participant’s deferrals into the account, the Company’s matching payment, if any, and the investment performance of his or her selected indices. Participants are at all times 100% vested in their deferrals, Company-matching payments and investment earnings. Employee participants generally will be paid their account balances after termination of their employment with our Company or on such other distribution date as they may elect. For Named Executive Officers, however, no payments may be made from his or her account balance until a date that is at least six months following the date of termination of the Named Executive Officer’s employment.

During 2017, Messrs. Morris, Callahan and Martin deferred $29,406, $42,125 and $13,800 of their compensation, respectively, under our nonqualified deferred compensation plan. We credited an additional $1,800.00 in Company-matching payments to Mr. Callahan’s and Mr. Martin’s accounts, respectively, in 2017. No Company-matching payments were made under the plan to Mr. Morris’ account during 2017.

The following table sets forth information concerning contributions, Company-matching payments, earnings and balances under our nonqualified deferred contribution plan for our Named Executive Officers:

Name	Executive Contribution in Last FY ($)(1)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Charles R. Gordon	—	—	—	—	—
David F. Morris	$29,406	—	$175,025	—	$1,087,116
Stephen P. Callahan	42,125	$1,800	11,679	—	84,148
Michael D. White	—	—	—	—	—
David A. Martin	13,800	1,800	47,451	—	268,090
John D. Huhn	—	—	—	—	—

_______________________

(1)

Named Executive Officer contributions and registrant payments also are reported in the “Salary”, “Non-Equity Incentive Plan Compensation” and “Other Compensation” columns of the Summary Compensation Table.

(2)	Amounts credited do not constitute above-market earnings.

CEO Pay Ratio

For 2017, the Committee reviewed a comparison of the annual total compensation of the Company’s principal executive officer, Mr. Gordon, to the annual total compensation of our median employee. Annual total compensation for both individuals was calculated in accordance with Item 402(c)(2)(x) of SEC Regulation S-K. In 2017, annual total compensation for Mr. Gordon was $2,633,099, and for our median employee $73,848, resulting in a ratio of approximately 36:1. We identified the median employee by examining 2017 base wages for all individuals, excluding Mr. Gordon, who were employed by us on October 31, 2017. We believe the use of base wages for all employees is a consistently applied compensation measure because our employee benefits vary across the globe.

We included all employees of the Company, whether employed on a full-time, part-time, or seasonal basis, except as set forth below, including employees on leave of absence. We annualized the compensation for any full-time employees that were not employed by us for all of 2017. We applied October 2017 exchange rates to base wages paid in non-U.S. dollar currencies, converting all base wages to U.S. dollar amounts.

The total number of our U.S. and non-U.S. employees as of October 31, 2017 was 6,242. In determining the median employee, we excluded employees from certain non-U.S. countries under the de minimis exemption allowed under Item 402(u)(4)(ii) of SEC Regulation S-K. The list of excluded countries, along with the number of employees excluded in each country, is as follows: Argentina (3); Brazil (1); Brunei (2); France (6); India (18); Japan (2); Mexico (208); Poland (1); Portugal (2) and South Africa (32). The total number of employees excluded under the de minimis exemption is 275 (4.4% of our total number of employees as of October 31, 2017).

This information is provided pursuant to the SEC’s guidance under Item 402(u) of SEC Regulation S-K and is the Company’s good faith estimate of the median of the annual total compensation of all of our employees, except Mr. Gordon.

Severance, Change in Control and Termination

Severance

Effective March 15, 2017, our Board of Directors approved a new severance policy (the “2017 Severance Policy”). Mr. Gordon is not subject to the 2017 Severance Policy as his severance is addressed under the terms of his 2014 offer letter. Under the terms of the 2017 Severance Policy, in the event of a qualifying severance event Mr. Morris would be entitled to 18 months severance (base salary and benefits continuation); Mr. Callahan would be entitled to 15 months severance (base salary and benefits continuation); and Mr. White would be entitled to 12 months severance (base salary and benefits continuation). Under the 2017 Severance Policy, severance is paid out over the course of the severance period (rather than a lump sum) and the employee must sign a separation agreement to qualify. In the event of a termination for cause, the employee is not eligible for severance.

The Severance Policy would apply if a Named Executive Officer in good standing with our Company is involuntarily terminated without cause and not due to a Code of Conduct violation, and the Named Executive Officer has completed a minimum of six months’ continuous service time.

Our Company does not offer change in control tax gross-up provisions.

Under his offer letter, if Mr. Gordon is terminated for any reason other than for “Cause” (as defined in his offer letter), Mr. Gordon would receive severance benefits equal to 24 months of his then current base salary and 24 months of the monthly cost of health, dental, vision, life, long-term disability and accidental insurance then provided by us. The payments are in lieu of payments that would have been due Mr. Gordon under the 2017 Severance Policy. Any severance payments made pursuant to Mr. Gordon’s offer letter are conditioned upon certain representations, warranties, covenants and agreements to be made by Mr. Gordon, including, but not limited to, covenants of confidentiality, non-solicitation and non-competition and a release of all claims.

Change in Control and Termination

Continuity Agreements. On October 6, 2014, the Company entered into Executive Change in Control Severance Agreements (the “Continuity Agreements”) with each of Messrs. Gordon, Morris and Martin. Each of the Continuity Agreements provide for a “double trigger” such that benefits are only payable if there is a change in control (as defined in the Continuity Agreements) followed, within 24 months after the change in control, by involuntary termination without cause (as defined in the Continuity Agreements) or voluntary termination for good reason (as defined in the Continuity Agreements). Mr. Martin’s Continuity Agreement was expressly terminated by his November 17, 2017 separation agreement.

Upon such a termination, the Continuity Agreements provide, among other things, for the following benefits:

•	A lump-sum payment of the executive’s accrued but unpaid base salary, accrued vacation pay and other items earned and owed to the executive through and including the effective date of termination;
•	A lump-sum payment of a pro-rated portion of the executive’s annual target bonus opportunity;
•	A lump-sum payment of a specified multiple, which is 2.99 for Mr. Gordon and 1.99 for Mr. Morris, of the executive’s base salary and annual target bonus opportunity;

•	Continuation of health, dental and vision insurance coverage after termination for 36 months for Mr. Gordon and 24 months for Mr. Morris; and
•	Up to $15,000 in executive outplacement services.

On March 1, 2017, the Company entered into Change in Control Severance Agreements (“Change in Control Agreements”) with each of Messrs. Callahan, White and Huhn. Each of the Change in Control Agreements provide for a “double trigger” such that benefits are only payable if there is a change in control (as defined in the Change in Control Agreements) followed, within 24 months after the change in control, by involuntary termination without cause (as defined in the Change in Control Agreements) or voluntary termination for good reason (as defined in the Change in Control Agreements). Mr. Huhn’s Change in Control Agreement was expressly terminated by his September 8, 2017 separation agreement.

Upon such a termination, the Change in Control Agreements provide, among other things, for the following benefits:

•

A lump-sum payment of Mr. Callahan’s or Mr. White’s accrued but unpaid base salary, accrued vacation pay and other items earned and owed to the them through and including the effective date of termination;

•	A lump-sum payment of a pro-rated portion of Mr. Callahan’s annual target bonus opportunity (as defined in the Change in Control Agreements);
•	A lump-sum payment of 1.5 times Mr. Callahan’s, and 1.0 times Mr. White’s, base salary and annual target bonus opportunity;
•	Continuation of health, dental and vision insurance coverage after termination for 18 months for Mr. Callahan, and 12 months for Mr. White; and
•	Up to $15,000 in executive outplacement services.

Equity-Based Incentives. Since 2013, our equity award agreements, including those for restricted stock, restricted stock units and performance units, include a double trigger such that the outstanding unvested equity awards will immediately vest only upon a change in control followed by an involuntary termination without cause or a voluntary termination for good reason. In such case, performance units will vest at target.

If we were to terminate any Named Executive Officer’s employment without cause, the service restrictions on any restricted stock or restricted stock units awarded more than 18 months prior to such termination would vest as to a percentage of the award determined by dividing (i) the number of whole months of the Named Executive Officer’s employment beginning on the date of the award through the date of termination (provided that the number of whole months is at least 18) by (ii) 36. With respect to the inducement award of 76,686 shares of restricted stock granted to Mr. Gordon on October 8, 2014, the denominator of such calculation is 60. A termination of any Named Executive Officer’s employment without cause does not result in any vesting of performance units and all such awards would be forfeited.

If any Named Executive Officer meets the definition of retirement as set out in the restricted stock or restricted stock unit award agreements, the service restrictions on any restricted stock or restricted stock units would vest as to a percentage of the award determined by dividing (i) the number of whole months of the Named Executive Officer’s employment beginning on the date of the award through the date of termination by (ii) 36. With respect to the inducement award of 76,686 shares of restricted stock granted to Mr. Gordon on October 8, 2014, the denominator of such calculation is 60.

Upon death or disability of a Named Executive Officer, the award agreements in connection with all restricted stock and restricted stock unit awards provide that all restricted stock and restricted stock units will immediately vest. However, the award agreements in connection with our performance unit awards granted in 2015, 2016 and 2017 provide that, upon death, disability or retirement (each as defined in the agreement) the performance units governed by such award agreement will vest to the extent that the three-year performance goals are met, but reduced pro rata to a percentage of that amount determined by dividing (i) the number of whole months of the participant’s employment with the Company or a subsidiary thereof during the performance period by (ii) 36.

Potential Post-Employment Payments as of December 31, 2017

The following tables show the potential payments and benefits due to each Named Executive Officer, who remained an executive officer of our Company as of December 31, 2017, under various employment termination events and under the terms of the Severance Policy, Mr. Gordon’s 2014 offer letter and the applicable Continuity Agreement, as the case may be. These post-employment amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to our Named Executive Officers. The assumptions used in preparation of these tables are consistent with the payments and benefits described above as well as the following assumptions:

•	A termination date of December 31, 2017.
•	A value of $25.43 per share used for the value of our common stock, which was the closing price of our common stock on December 31, 2017.

Charles R. Gordon - President and Chief Executive Officer

Type of Payment	Involuntary Termination without Cause	Involuntary Termination without Cause after a Change in Control	Voluntary Termination for Good Reason after a Change in Control	Retirement	Death	Disability
Severance Compensation	$1,339,000	$4,673,110	$4,673,110	—	—	—
Medical, Dental, Vision, Life, Disability	56,470	42,567	42,567	—	—	—
Outplacement Services	—	15,000	15,000	—	—	—
Unvested Restricted Stock/Restricted Stock Units	3,229,915 (1)	5,375,673 (2)	5,375,673 (2)	(3)	$5,375,673 (2)	$5,375,673 (2)
Performance Units	2,215,156 (1)	4,156,839 (4)	4,156,839 (4)	(3)	3,186,710 (5)	3,186,710 (5)
Total	$6,840,541	$14,263,189	$14,263,189	—	$8,562,383	$8,562,383

___________________

(1)

The number of shares of unvested restricted stock immediately vesting upon an involuntary termination without cause is 127,012. The number of shares of performance units immediately vesting upon an involuntary termination without cause is 87,108 shares, which is calculated based upon Mr. Gordon’s 2015 performance unit grant of 58,072 shares vesting at 150% due to the TSR metric (75%) exceeding the maximum goal (200% pay out), while the threshold goal for the ROIC metric (25%) was not achieved for the period from January 1, 2015 through December 31, 2017.

(2)

The number of shares of unvested restricted stock immediately vesting upon an involuntary termination without cause after a change of control, voluntary termination for good reason after a change in control, death or disability is 211,391.

(3)	As of December 31, 2017, Mr. Gordon did not meet the definition of “retirement” in the various award agreements.

(4)

The number of unvested performance units immediately vesting upon an involuntary termination without cause after a change of control or voluntary termination for good reason after a change in control is 163,462, which represents 150% of Mr. Gordon’s 2015 performance unit grant, and 100% “target” value for Mr. Gordon’s 2016 and 2017 performance unit grants.

(5)

Represents 150% of the 2015-2017 performance units granted to Mr. Gordon, or 87,108 performance units. As described above, with respect to the 2015-2017 performance units granted to all Named Executive Officers, such performance units vested as a result of the TSR metric (weighted at 75%) exceeding maximum goal for the period from January 1, 2015 to December 31, 2017, while the ROIC metric (weighted at 25%) was not achieved for the period from January 1, 2015 to December 31, 2017.

Also represents two-thirds, which is equal to the number of whole months of Mr. Gordon’s employment with the Company during the performance period (i.e., 24) divided by 36, of the performance units granted in 2016 (i.e., that relate to the 2016-2018 performance period), or 25,559 performance units. Assumes ROIC and TSR metrics are achieved at target.

Also represents one-third, which is equal to the number of whole months of Mr. Gordon’s employment with the Company during the performance periods (i.e., 12) divided by 36, of the target performance unit award for the performance units granted in 2017 (i.e., that relate to the 2017-2019 performance period), or 12,646 performance units. Assumes ROIC and TSR metrics are achieved at target.

David F. Morris - Executive Vice President, General Counsel and Interim Chief Financial Officer

Type of Payment	Involuntary Termination without Cause		Involuntary Termination without Cause after a Change in Control		Voluntary Termination for Good Reason after a Change in Control		Retirement		Death		Disability
Severance Compensation	$603,000		$1,521,168		$1,521,168		—		—		—
Medical and Dental Benefits	11,150		14,780		14,780		—		—		—
Outplacement Services	15,000		15,000		15,000		—		—		—
Unvested Restricted Stock/Restricted Stock Units	931,908	(1)	1,368,159	(2)	1,368,159	(2)	$931,908	(3)	$1,368,159	(2)	$1,368,159	(2)
Performance Units	1,080,775	(1)	1,441,118	(4)	1,441,118	(4)	1,080,775	(5)	1,080,775	(5)	1,080,775	(5)
Total	$2,641,833		$4,360,225		$4,360,225		$2,012,683		$2,448,934		$2,448,934

___________________

(1)	The number of shares of unvested restricted stock immediately vesting upon an involuntary termination without cause is 36,646.

Mr. Morris would meet the definition of “Retirement” in our equity award agreements in the event of an involuntary termination without cause. Therefore, the number of shares of performance units immediately vesting upon an involuntary termination without cause is 28,310 shares, which is calculated based upon Mr. Morris’ 2015 performance unit grant of 18,873 shares vesting at 150% due to the TSR metric (75%) exceeding the maximum goal (200% pay out), while the threshold goal for the ROIC metric (25%) was not achieved for the period from January 1, 2015 through December 31, 2017.

Also represents two-thirds, which is equal to the number of whole months of Mr. Morris’ employment with the Company during the performance period (i.e., 24) divided by 36, of the performance units granted in 2016 (i.e., that relate to the 2016-2018 performance period), or 9,493 performance units. Assumes ROIC and TSR metrics are achieved at target.

Also represents one-third, which is equal to the number of whole months of Mr. Morris’ employment with the Company during the performance periods (i.e., 12) divided by 36, of the target performance unit award for the performance units granted in 2017 (i.e., that relate to the 2017-2019 performance period), or 4,697 performance units. Assumes ROIC and TSR metrics are achieved at target.

(2)

The number of shares of unvested restricted stock immediately vesting upon an involuntary termination without cause after a change of control, voluntary termination for good reason after a change in control, death or disability is 53,801.

(3)	The number of shares of unvested restricted stock immediately vesting upon retirement is 36,646.

(4)

The number of unvested performance units immediately vesting upon an involuntary termination without cause after a change of control or voluntary termination for good reason after a change in control is 56,670, which represents 150% of Mr. Morris’ 2015 performance unit grant, and 100% “target” value for Mr. Morris’ 2016 and 2017 performance unit grants.

(5)

Represents 150% of the 2015-2017 performance units granted to Mr. Morris, or 28,310 performance units. As described above, with respect to the 2015-2017 performance units granted to all Named Executive Officers, such performance units vested as a result of the TSR metric (weighted at 75%) exceeding maximum goal for the period from January 1, 2015 to December 31, 2017, while the ROIC metric (weighted at 25%) was not achieved for the period from January 1, 2015 to December 31, 2017.

Also represents two-thirds, which is equal to the number of whole months of Mr. Morris’ employment with the Company during the performance period (i.e., 24) divided by 36, of the performance units granted in 2016 (i.e., that relate to the 2016-2018 performance period), or 9,493 performance units. Assumes ROIC and TSR metrics are achieved at target.

Also represents one-third, which is equal to the number of whole months of Mr. Morris’ employment with the Company during the performance periods (i.e., 12) divided by 36, of the target performance unit award for the performance units granted in 2017 (i.e., that relate to the 2017-2019 performance period), or 4,697 performance units. Assumes ROIC and TSR metrics are achieved at target.

Stephen P. Callahan - Senior Vice President – Human Resource

Type of Payment	Involuntary Termination without Cause		Involuntary Termination without Cause after a Change in Control		Voluntary Termination for Good Reason after a Change in Control		Retirement	Death		Disability
Severance Compensation	$337,500		$742,500		$742,500		—	—		—
Medical and Dental Benefits	16,999		17,136		17,136		—	—		—
Outplacement Services	15,000		15,000		15,000		—	—		—
Unvested Restricted Stock/Restricted Stock Units	168,372	(1)	386,180	(2)	386,180	(2)	(3)	$386,180	(2)	$386,180	(2)
Performance Units	—		266,328	(4)	266,328	(4)	(3)	135,110	(5)	135,110	(5)
Total	$537,871		$1,427,144		$1,427,144		—	$521,290		$521,290

___________________

(1)	The number of shares of unvested restricted stock immediately vesting upon an involuntary termination without cause is 6,621.

(2)

The number of shares of unvested restricted stock/restricted stock units immediately vesting upon an involuntary termination without cause after a change of control, voluntary termination for good reason after a change in control, death or disability is 15,186.

(3)	As of December 31, 2017, Mr. Callahan did not meet the definition of “retirement” in the various award agreements.

(4)

The number of unvested performance units immediately vesting upon an involuntary termination without cause after a change of control or voluntary termination for good reason after a change in control is 10,473, which represents all outstanding performance unit awards vesting at “target” value.

(5)

Represents two-thirds, which is equal to the number of whole months of Mr. Callahan’s employment with the Company during the performance period (i.e., 24) divided by 36, of the performance units granted in 2016 (i.e., that relate to the 2016-2018 performance period), or 3,651 performance units. Assumes ROIC and TSR metrics are achieved at target.

Also represents one-third, which is equal to the number of whole months of Mr. Callahan’s employment with the Company during the performance periods (i.e., 12) divided by 36, of the target performance unit award for the performance units granted in 2017 (i.e., that relate to the 2017-2019 performance period), or 1,662 performance units. Assumes ROIC and TSR metrics are achieved at target.

Michael D. White - Senior Vice President, Corporate Controller and Chief Accounting Officer

Type of Payment	Involuntary Termination without Cause		Involuntary Termination without Cause after a Change in Control		Voluntary Termination for Good Reason after a Change in Control		Retirement	Death		Disability
Severance Compensation	$247,000		$494,000		$494,000		—	—		—
Medical and Dental Benefits	12,137		12,137		12,137		—	—		—
Outplacement Services	10,000		15,000		15,000		—	—		—
Unvested Restricted Stock/Restricted Stock Units	162,040	(1)	287,639	(2)	287,639	(2)	(3)	$287,639	(2)	$287,639	(2)
Performance Units	166,109	(1)	343,025	(4)	343,025	(4)	(3)	256,385	(5)	256,385	(5)
Total	$597,286		$1,151,801		$1,151,801		—	$544,024		$544,024

___________________

(1)

The number of shares of unvested restricted stock immediately vesting upon an involuntary termination without cause is 6,372. The number of shares of performance units immediately vesting upon an involuntary termination without cause is 6,532 shares, which is calculated based upon Mr. White’s 2015 performance unit grant of 4,355 shares vesting at 150% due to the TSR metric (75%) exceeding the maximum goal (200% pay out), while the threshold goal for the ROIC metric (25%) was not achieved for the period from January 1, 2015 through December 31, 2017.

(2)

The number of shares of unvested restricted stock/restricted stock units immediately vesting upon an involuntary termination without cause after a change of control, voluntary termination for good reason after a change in control, death or disability is 11,311.

(3)	As of December 31, 2017, Mr. White did not meet the definition of “retirement” in the various award agreements.

(4)

The number of unvested performance units immediately vesting upon an involuntary termination without cause after a change of control or voluntary termination for good reason after a change in control is 13,489, which represents 150% of Mr. White’s 2015 performance unit grant, and 100% “target” value for Mr. White’s 2016 and 2017 performance unit grants.

(5)

Represents 150% of the 2015-2017 performance units granted to Mr. White, or 6,533 performance units. As described above, with respect to the 2015-2017 performance units granted to all Named Executive Officers, such performance units vested as a result of the TSR metric (weighted at 75%) exceeding maximum goal for the period from January 1, 2015 to December 31, 2017, while the ROIC metric (weighted at 25%) was not achieved for the period from January 1, 2015 to December 31, 2017.

Represents two-thirds, which is equal to the number of whole months of Mr. White’s employment with the Company during the performance period (i.e., 24) divided by 36, of the performance units granted in 2016 (i.e., that relate to the 2016-2018 performance period), or 2,465 performance units. Assumes ROIC and TSR metrics are achieved at target.

Also represents one-third, which is equal to the number of whole months of Mr. White’s employment with the Company during the performance periods (i.e., 12) divided by 36, of the target performance unit award for the performance units granted in 2017 (i.e., that relate to the 2017-2019 performance period), or 1,084 performance units. Assumes ROIC and TSR metrics are achieved at target.

INFORMATION CONCERNING CERTAIN STOCKHOLDERS

The table below sets forth certain information as of March 2, 2018 with respect to the number of shares of our common stock owned by:

•	each of our Named Executive Officers,

•	each of our directors,

•	each person known by us to own beneficially more than 5% of the outstanding shares of our common stock, and

•	all of our directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Common Stock (%)
BlackRock, Inc. 55 East 52nd Street New York, New York 10022	4,360,885	(3)	13.38%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	3,062,798	(4)	9.40
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, Maryland 21202	3,034,238	(5)	9.31
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, Texas 78746	2,796,021	(6)	8.58
SouthernSun Asset Management LLC 175 Toyota Plaza, Suite 800 Memphis, TN 38103	1,657,135	(7)	5.08
Charles R. Gordon	339,626	(8)	1.04
Stephen P. Callahan	20,364	(9)	— (10)
Stephen P. Cortinovis	81,971	(11)	— (10)
Stephanie A. Cuskley	54,879	(12)	— (10)
Walter J. Galvin	46,181	(13)	— (10)
Rhonda Germany Ballintyn	11,378	(14)	— (10)
Juanita H. Hinshaw	62,645	(15)	— (10)
John D. Huhn	7,379	(16)	— (10)
David A. Martin	46,817	(17)	— (10)
David F. Morris	246,163	(18)	— (10)
M. Richard Smith	48,315	(19)	— (10)
Alfred L. Woods	137,343	(20)	— (10)
Phillip D. Wright	48,858	(21)	— (10)
Michael D. White	17,280	(22)	— (10)
Directors and executive officers as a group (12 persons)	1,115,003	(23)	3.37

__________

(1)	The address for each of our directors and executive officers (current and former) is 17988 Edison Avenue, Chesterfield, Missouri 63005.

(2)

Except as otherwise indicated, as of March 2, 2018, all shares are owned with sole voting and investment power. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. For the listed officers and directors, the number of shares beneficially owned includes shares of common stock that the individual had the right to acquire within 60 days after March 2, 2018, including through the exercise of stock options.

References to stock options in the footnotes to this table include only those options that are or will become exercisable within 60 days after March 2, 2018. Since deferred stock units are fully vested at award, all deferred stock unit grants to directors are included. Also included are shares of restricted stock and restricted stock units.

(3)

The information provided herein is based on Amendment No. 9 to Schedule 13G filed by BlackRock, Inc. with the Securities and Exchange Commission on January 19, 2018. The information in Amendment No. 9 to Schedule 13G indicates that, at December 31, 2017, BlackRock, Inc. possessed the sole power to vote 4,271,477 shares and sole power to direct the disposition of 4,360,885 shares.

(4)

The information provided herein is based on Amendment 7 to Schedule 13G filed by The Vanguard Group, Inc. with the Securities and Exchange Commission on February 8, 2018. The information in Amendment 7 to Schedule 13G indicates that, at December 31, 2017, The Vanguard Group, Inc. possessed the sole power to vote 35,090 shares, the shared power to vote 7,227 shares, the sole power to direct the disposition of 3,022,354 shares and the shared power to direct the disposition of 40,444 shares. The aggregate amount of shares beneficially owned by The Vanguard Group, Inc. is 3,062,798 shares.

(5)

The information provided herein is based on Amendment 6 to Schedule 13G filed by T. Rowe Price Associates, Inc. with the Securities and Exchange Commission on February 14, 2018. The information in Amendment 6 to Schedule 13G indicates that, at December 31, 2017, T. Rowe Price Associates, Inc. had sole voting power with respect to 910,766 shares of our common stock and sole dispositive power with respect to 3,034,238 shares of our common stock.

(6)

The information provided herein is based on Amendment 4 to Schedule 13G filed by Dimensional Fund Advisors LP with the Securities and Exchange Commission on February 9, 2018. The information in Amendment 4 to Schedule 13G indicates that, at December 31, 2017, Dimensional Fund Advisors LP had the sole power to vote 2,720,169 shares and sole power to direct the disposition of 2,796,021 shares. These securities are owned by various investment companies, commingled funds, group trusts and separate accounts, which Dimensional Fund Advisors LP or its subsidiaries, serve as an investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Dimensional Fund Advisors LP is deemed to be a beneficial owner of these securities; however, Dimensional Fund Advisors LP expressly disclaims that it is, in fact, the beneficial owner of these securities.

(7)

The information provided herein is based on Schedule 13G filed by SouthernSun Asset Management LLC with the Securities and Exchange Commission on February 14, 2018. The information in Schedule 13G indicates that, at December 31, 2017, SouthernSun Asset Management LLC had sole voting power with respect to 1,540,789 shares of our common stock and sole dispositive power with respect to 1,657,135 shares of our common stock.

(8)

Charles Gordon. Represents 137,792 shares of common stock (of which 5,455 shares are held in Mr. Gordon’s Individual Retirement Account), 76,686 shares of restricted stock, 117,779 restricted stock units and 7,369 deferred stock units.

(9)	Stephen Callahan. Represents 20,364 restricted stock units.

(10)	Less than one percent.

(11)

Stephen Cortnovis. Represents 50,332 shares of common stock (of which 10,200 shares are held in Mr. Cortinovis’ Individual Retirement Account, 2,800 shares are held in Mr. Cortinovis’ spouse’s Individual Retirement Account and 26,677 shares are held in a trust in the name of Mr. Cortinovis’ spouse pursuant to which Mr. Cortinovis is the primary beneficiary) and 31,639 deferred stock units.

(12)	Stephanie Cuskley. Represents 4,159 shares of common stock and 50,720 deferred stock units.

(13)	Walter Galvin. Represents 12,000 shares of common stock and 34,181 deferred stock units.

(14)	Rhonda Germany Ballintyn. Represents 5,800 shares of common stock and 5,578 deferred stock units.

(15)	Juanita Hinshaw. Represents 25,775 shares of common stock and 36,870 deferred stock units.

(16)	John Huhn. Represents 7,379 shares of common stock.

(17)

David Martin. Represents 36,981 shares of common stock (10,000 of which are held jointly with Mr. Martin’s spouse) and 9,836 restricted stock units (representing 25/36th of his 2016 Restricted Stock Unit award of 14,254 shares, which will vest on March 31, 2018 pursuant to Mr. Martin’s November 18, 2017 Transition Agreement).

(18)

David Morris. Represents the following direct holdings: (a) 135,592 shares of common stock, of which 3,500 are held in an IRA and 48,362 are pledged as collateral for certain personal loans with a third party; (b) options to purchase 39,663 shares of stock; and (c) 41,823 restricted stock units. Also represents: (a) 2,950 shares of common stock held by Mr. Morris’ spouse in an IRA; and (b) 26,135 shares held by Mr. Morris’ spouse, of which 23,000 are pledged as collateral for certain personal loans with a third party. Mr. Morris disclaims that he is the beneficial owner of the securities held by his spouse.

(19)

M. Richard Smith. Represents 30,175 shares of common stock (all of which shares are held by a family trust for the benefit of Mr. Smith and his spouse for which he and his spouse serve as trustees) and 18,140 deferred stock units.

(20)	Alfred Woods. Represents 81,696 shares of common stock (7,500 of which are held in Mr. Woods’ Individual Retirement Account) and 55,647 deferred stock units.

(21)	Phillip Wright. Represents 21,693 shares of common stock (10,000 of which are held in Mr. Wright’s Individual Retirement Account) and 27,165 deferred stock units.

(22)	Michael White. Represents 7,217 shares of common stock and 10,063 restricted stock units.

(23)	Includes 541,316 shares of common stock, options to purchase 39,663 shares of stock, 76,686 shares of restricted stock, 190,029 restricted stock units and 267,309 deferred stock units.

RELATED-PARTY TRANSACTIONS

Pursuant to its charter, our Audit Committee is responsible for reviewing and approving all transactions of our Company in which a related person has a direct or indirect material interest and the amount involved exceeds $120,000. It is our policy that executive management notify our Audit Committee of any transaction that may be deemed a related-party transaction. Upon such a notification, the Audit Committee will meet to review the terms of such a transaction and make any necessary determinations.

We maintain various written policies and procedures relating to the review, approval or ratification of transactions in which we, or any of our directors, officers or employees, may have a direct or indirect material interest. Our Code of Conduct, which may be found on our website at www.aegion.com under “Investors” and then “Corporate Governance,” prohibits our directors, officers and employees from engaging in specified activities that may constitute a conflict of interest with the Company without prior approval of management or our Board or Audit Committee, as appropriate. Activities that may constitute a conflict of interest with our Company and require prior approval include: (a) investing in or being an officer or employee of one of our customers, suppliers, subcontractors or competitors; (b) having a business interest in a company competing with or doing business with our Company; (c) receiving any benefit, either direct or indirect, from the investment in or association with a company that our Company may have otherwise received; and (d) engaging in a transaction with our Company personally or through an affiliate.

Additionally, we require each of our directors and officers to complete a comprehensive questionnaire each year that, among other things, identifies any transactions or potential transactions with us in which the director or officer, or a family member or associated entity, has any interest, financial or otherwise. Our directors and officers are also required to update their information if there are changes throughout the year.

We believe that these policies and procedures ensure that all related-party transactions are appropriately reviewed and, if required, disclosed pursuant to the rules of the Securities and Exchange Commission.

In 2017, we entered into a contract with Compass Group, LLC, whose majority owner is John Huhn, our former Senior Vice President and Chief Strategy Officer (and a former executive officer). Mr. Huhn resigned September 12, 2017. On October 19, 2017, the Company signed an agreement with Compass Group, pursuant to which Compass Group provides consulting services and advice to the Company in connection with the Company’s efforts to divest its interests in The Bayou Companies, LLC and Bayou Wasco Insulation, LLC (collectively, “Bayou”). The Compass Group will be paid a minimum of $125,000 for its services, with an opportunity to earn up to $1,500,000 depending on the total sale proceeds resulting from a successful sale of Bayou. This was the only related-party transaction entered into by the Company in 2017, and was fully disclosed to, and reviewed by, our Board prior to execution of the agreement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To our knowledge, based solely upon a review of copies of reports received by us pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, and written representations that no other reports were required to be filed, we believe that all filing requirements applicable to our directors and officers under Section 16(a) with respect to 2017 were satisfied.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are seeking an advisory vote from our stockholders to approve the compensation of our Named Executive Officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K (including in the Compensation and Discussion Analysis section (“CD&A”), compensation tables and accompanying narrative disclosures). Item 402 of Regulation S-K of the Securities and Exchange Commission sets forth what companies must include in their CD&A and compensation tables. As required by Section 14A of the Securities Exchange Act of 1934, as amended, this is an advisory vote, which means that our Board will consider our stockholders’ vote on this proposal when making future compensation decisions for our Named Executive Officers. We plan to hold this vote annually.

As discussed in the CD&A, our Compensation Committee, with assistance from its independent compensation consultant, has structured our compensation program to emphasize pay for performance. The compensation opportunities provided to our Named Executive Officers, as well as our other executives, are highly dependent on our and each individual’s performance, which in turn drives the enhancement of stockholder value. Our Compensation Committee will continue to emphasize responsible compensation arrangements designed to attract, motivate, reward and retain executive talent required to achieve our corporate objectives and to align with the interests of our long-term stockholders.

You have the opportunity to vote for or against or to abstain from voting on the following advisory resolution relating to executive compensation:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the CD&A, compensation tables and narrative discussion set forth in this Proxy Statement, is hereby approved.”

In deciding how to vote on this proposal, you are encouraged to consider the description of the Compensation Committee’s executive compensation philosophy and its decisions in the CD&A, especially the following:

Pay for Performance. The foundation of all decisions regarding executive compensation is a strong pay for performance philosophy. We mix our compensation elements to create a strong correlation between corporate performance and the pay of our executive officers, aligning the interests of our executives with our stockholders. Specifically, in 2017, this philosophy was demonstrated by the fact that:

•

Based upon an updated market compensation analysis, individual performance and improving market conditions expected for 2017, specifically with respect to our businesses focused on the oil and gas industries, modest base salary increases (between 2.5% and 8.0%) were awarded to our Named Executive Officers for 2017;

•

In 2017, we increased our award amounts to our Named Executive Officers (excluding Mr. Gordon) under our long-term equity incentive program back to 2015 levels. Specifically, we increased the awards, as follows: Messrs. Gordon, Morris and Martin’s awards were increased by 25%; Messrs. Callahan and Huhn’s awards were increased by 15%; and Mr. White’s award value was increased by 11%;

•

For our Named Executive Officers, the performance units from the 2015-2017 grant vested at 150% of target value as a result of the ROIC metric (25%) not being achieved and the Total Stockholder Return (“TSR”) metric (75%) exceeding maximum target over the three year cumulative period (for the three-year performance period (January 1, 2015 – December 31, 2017). Our TSR was 45.97% compared to negative 19.90% for our TSR peer group), which resulted in the performance units tied to the TSR metric paying out at 200% of target; and

•	In 2017, our financial performance was below the threshold net income goal set forth in the 2017 AIP. As a result, no payments were made to our Named Executive Officers under the 2017 AIP.

Favorable Pay Practices. In support of our pay for performance philosophy, our executive compensation program is based on favorable pay practices, including the following:

•

Our Compensation Committee is advised by an independent advisor that keep the Compensation Committee apprised of developments and best practices. The independent advisor does not perform any services for management.

•

Our executive compensation program does not encourage imprudent risk and does not permit or include problematic pay practices such as the repricing of “underwater” stock options without stockholder approval, or excessive perquisites or tax gross-up payments (including in the event of change in control).

•

In 2014, we removed the possibility of annual vesting from our performance units. Now, vesting is based on a three-year performance period, which we believe enhances the long-term nature of these awards.

•	We target all components of compensation of the 50th percentile of our peer group companies.

•	We maintain both anti-hedging and anti-pledging policies applicable to directors and officers of the Company with regard to Company stock.

•

Since 2013, we have included double triggers in all of our long-term incentive award agreements so that accelerated vesting of such awards occurs only upon a change in control coupled with a subsequent termination of employment without “cause” or for “good reason”.

•

In 2018, we amended our performance unit award agreements by adding a one year post-vesting holding period, a 400% cap on payout value of units tied to TSR and a 100% cap on payout value of units tied to TSR in the event we fail to achieve positive total shareholder return during the three-year performance period.

We believe our executive compensation program is well-designed, appropriately aligns executive pay with Company performance and attracts, motivates, rewards and retains individuals who can achieve superior financial results.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices as described in this Proxy Statement.

Although the vote is advisory only, our Board of Directors and Compensation Committee will review the voting results in connection with their ongoing evaluation of our Company’s compensation program. Our Board will consider the vote of a majority of the shares of our common stock cast on this proposal at our 2018 Annual Meeting of Stockholders as the advice of our stockholders on this matter. The next advisory vote on executive compensation will occur at the 2019 Annual Meeting of Stockholders.

Our Board of Directors recommends a vote “For” the resolution as set forth above.

PROPOSAL 3: APPROVAL OF THE SECOND AMENDMENT TO THE
AEGION CORPORATION 2016 EMPLOYEE EQUITY INCENTIVE PLAN

Our Board of Directors has recently adopted the Second Amendment (the “Second Amendment”) to the Company’s 2016 Employee Equity Incentive Plan (the “2016 Employee Plan”) and has directed that the Second Amendment be submitted to the vote of the stockholders at the 2018 Annual Meeting of Stockholders.

 Description of the Existing 2016 Employee Plan

 The 2016 Employee Plan, approved by our stockholders at the 2016 Annual Meeting of Stockholders and amended by the First Amendment to the 2016 Employee Plan at the 2017 Annual Meeting of Stockholders, provides for the granting of stock options, restricted stock, performance units, stock units and other stock-based awards to our key employees, selected at the discretion of our Company management, as approved by the Compensation Committee of our Board of Directors. In 2017, approximately 69 key employees participated in the 2016 Employee Plan, with approximately 75 employees expected to participate as selected key employees in 2018. Our Board of Directors believes that it is in our best interest to have sufficient shares available under the plan for awards to key employees, whose talents and special efforts are essential to our continued progress. In addition, our Board of Directors believes that the 2016 Employee Plan advances the interests of our Company and stockholders by encouraging key employees to acquire an ownership interest in our Company, thus aligning their interests in our financial performance more directly to those of our stockholders and providing them an incentive to remain employees over the long term. For further information regarding the 2016 Employee Plan, please see the descriptions of the 2016 Employee Plan under Proposal 3 of the Company’s 2016 Proxy Statement and the First Amendment to the 2016 Employee Plan under Proposal 4 of the Company’s 2017 Proxy Statement.

 Annual Evaluation of Existing Plan

 Each year, the Company undergoes a process of evaluating the dilution of shares of the Company’s common stock that are reserved and available under its then-existing employee equity incentive plan. When the Company determines that it is necessary to add shares to its plan, it seeks stockholder approval for such addition. As part of our annual review process in 2017, the Company identified, among other things, (i) the need to increase the number of shares in the 2016 Employee Plan in order to meet the projected demands on the 2016 Employee Plan in 2018 and beyond, (ii) a desire to provide the participant and the Company with the ability to withhold an amount greater than the minimum amount of tax withholding to satisfy federal, state and local taxes, provided that such greater amount is permissible under applicable tax, legal accounting and other guidance and (iii) a desire to remove the Compensation Committee’s power to accelerate the minimum restriction or performance period of an award upon a change in control. Additionally, the Second Amendment will correct an error in cross-references in the 2016 Employee Plan.

In order to accomplish the foregoing needs identified in the Company’s annual review of the 2016 Employee Plan, the Company seeks stockholder approval of the Second Amendment to the 2016 Employee Plan.

 Description of the Second Amendment to the 2016 Employee Plan

 The complete text of the Second Amendment is attached as Appendix “A”. The following summary of the Second Amendment is qualified in its entirety by reference to the provisions of the Second Amendment.

 Shares Reserved Under the Plan. The Second Amendment will increase the total number of shares of the Company’s common stock reserved and available for issuance in connection with awards granted under the 2016 Employee Plan by 1,700,000 shares. If the Second Amendment is approved by the Company’s stockholders, the maximum number of shares of Common Stock reserved and available for issuance in connection with awards under the 2016 Employee Plan will be 3,500,000 shares.

Tax Withholding. The Second Amendment will provide the participant and the Company with the ability to withhold an amount greater than the minimum amount of tax withholding to satisfy federal, state and local taxes, provided that such greater amount is permissible under applicable tax, legal accounting and other guidance.

Acceleration of Vesting/Restrictions. Currently, the Compensation Committee may accelerate the minimum restriction or performance period of an award upon a participant’s termination of employment or service by reason of death or disability, or a change in control. The Second Amendment will provide that the Compensation Committee may no longer accelerate the minimum restriction or performance period of an award upon a change in control.

 Cross-References. The Second Amendment will correct certain cross-references in Section 3 of the 2016 Employee Plan to refer to the appropriate section.

 Historic Use of Equity, Outstanding Awards and Dilution

 The table below sets forth our historic use of equity with respect to both employees and non-employee directors in 2017, 2016 and 2015.

Fiscal Year Ended December 31,	2017	2016	2015
Stock options granted	0	0	0
Time-based restricted stock and restricted stock units granted	257,532	335,026	422,141
Deferred stock units granted (to non-employee directors)	47,091	45,886	53,527
Performance-based restricted stock and restricted stock units earned	49,672	0	0
Weighted average basic common shares outstanding	33,150,949	34,713,937	36,554,437

As of the date of this Proxy Statement, we have 52,783 stock options outstanding (with a weighted average exercise price of $18.11 and a weighted remaining term of 0.9 year), 76,686 shares of restricted stock outstanding, 785,983 restricted stock units outstanding, 496,216 performance units outstanding and 271,877 deferred stock units outstanding. Further, there are 720,452 shares remaining available for awards under the 2016 Employee Plan and 115,361 shares remaining for awards under the 2016 Non-Employee Director Equity Plan. In aggregate, these outstanding equity awards and remaining available shares (excluding shares remaining under the 2016 Non-Employee Director Equity Plan), when combined with the 1,700,000 new shares under the Second Amendment to the 2016 Employee Plan, if approved by our stockholders, result in a dilution level of approximately 12.4%.

Equity awards are subject to our policy on recoupment of incentive compensation, which is described in detail on page 42 of this Proxy Statement. Further, our Named Executive Officers are subject to stock ownership requirements, which are described on page 43 of this Proxy Statement.

 Required Vote for Approval

 The required vote for approval of the Second Amendment is the affirmative vote of a majority of the shares of common stock cast on this proposal at our 2018 Annual Meeting of Stockholders.

Our Board of Directors recommends a vote “For” the approval of the
Second Amendment to the Aegion Corporation 2016 Employee Equity Incentive Plan

PROPOSAL 4: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

Our Board of Directors, upon the recommendation of the Audit Committee of the Board, has appointed PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2018. A resolution will be presented at the meeting to ratify the appointment of PricewaterhouseCoopers LLP.

PricewaterhouseCoopers LLP served as our independent auditors for the year ended December 31, 2017. A representative of PricewaterhouseCoopers LLP is expected to be present at our 2018 Annual Meeting of Stockholders to respond to appropriate questions from our stockholders and to make a statement if they so desire.

Independent Auditors’ Fees

Consistent with its charter adopted by our Board of Directors, the Audit Committee pre-approves all auditing services and all non-audit services (to the extent such non-audit services are permissible) to be provided by our independent auditors. Proposed audit and non-audit services are presented to our Audit Committee periodically for pre-approval, based on a budget that includes a description of, and a budgeted amount for, particular categories of audit services, non-audit services, tax services and other services. Our Audit Committee’s approval is required to exceed the budgeted amount. In addition, as permitted by law, the Chair of our Audit Committee may pre-approve services or changes to estimated, approved fees. If our Audit Committee Chair pre-approves services on behalf of the Audit Committee, the services are presented to our Audit Committee for ratification at its next regularly scheduled meeting.

In our two most recent fiscal years, we paid the following amounts to our independent auditors, all of which were approved by our Audit Committee:

	2017	2016(1)
Audit Fees	$2,527,617	$2,561,750
Audit-Related Fees	25,000	50,000
Tax Fees	328,195	117,983
All Other Fees	—	—
Total	$2,880,812	$2,729,733

____________________

(1)

2016 Audit Fees have been revised (reduced $1,750) from the amount presented in our 2017 Proxy Statement after a final accounting of the 2016 Audit Fees was performed in 2017. The 2017 Proxy Statement reported 2016 Audit Fees of $2,563,500, with a total of $2,731,483 paid to our independent auditors.

Audit Fees. In 2017, we paid an aggregate of $2,527,617 to PricewaterhouseCoopers LLP for (i) the 2017 fiscal year audit, (ii) the review of the financial statements included in our 2017 quarterly reports on Form 10-Q, (iii) statutory and subsidiary audits, and (iv) audit efforts relating to internal controls over financial reporting. In 2016, we paid an aggregate of $2,561,750 to PricewaterhouseCoopers LLP for (i) the 2016 fiscal year audit, (ii) the review of the financial statements included in our 2016 quarterly reports on Form 10-Q, (iii) statutory and subsidiary audits, and (iv) audit efforts relating to internal controls over financial reporting.

Audit-Related Fees. In 2017, we paid PricewaterhouseCoopers LLP $25,000 for audit-related services for due diligence. In 2016, we paid PricewaterhouseCoopers LLP $50,000 for audit-related services for due diligence related to potential acquisitions.

Tax Fees. In 2017, we paid an aggregate of $328,195 for tax compliance and tax preparation services. In 2016, we paid an aggregate of $117,983 for tax compliance and tax preparation services.

All Other Fees. In 2017 and 2016, PricewaterhouseCoopers LLP did not perform any services for us other than those described above.

We intend to use our independent auditors to provide only audit, audit-related and tax services in the future.

Vote Required for Ratification of the Appointment of Independent Auditors

Ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2018 will require the affirmative vote of a majority of the shares of our common stock cast on this proposal at the 2018 Annual Meeting of Stockholders.

Our Board of Directors recommends a vote “For” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2018.

OTHER MATTERS

Our Board does not know of any other matters that may be brought before the 2018 Annual Meeting of Stockholders. However, if any other matters are properly presented for action, it is the intention of the persons named in the proxy card to vote the shares represented thereby in accordance with their judgment on such matters.

HOUSEHOLDING OF MATERIALS

In some instances, only one copy of this Proxy Statement or our 2017 Annual Report is being delivered to multiple stockholders sharing an address, unless we have received instructions from one or more of the stockholders to continue to deliver multiple copies. We will deliver promptly upon oral or written request a separate copy of this Proxy Statement or 2017 Annual Report, as applicable, to any stockholder at your address. If you wish to receive a separate copy of this Proxy Statement or 2017 Annual Report, you may call us at (636) 530-8000 or send a written request to Aegion Corporation, 17988 Edison Avenue, Chesterfield, Missouri 63005, Attention: Secretary. Alternatively, stockholders sharing an address who now receive multiple copies of this Proxy Statement or Annual Report may request delivery of a single copy also by calling us at the number or writing to us at the address listed above.

STOCKHOLDER PROPOSALS

Our By-Laws provide that, in order for a stockholder to nominate a candidate for director or to bring other business before a meeting of stockholders, the stockholder must have given timely notice thereof in writing to our Secretary at our principal executive office.

For the nomination of candidates for election as directors to be timely brought before a meeting by a stockholder, a stockholder’s notice shall be delivered: (a) with respect to an election to be held at an annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting (which for the 2019 Annual Meeting of Stockholders would be January 25, 2019 and December 26, 2018, respectively); and (b) with respect to an election to be held at a special meeting of stockholders (i) not earlier than the 120th day prior to such special meeting and (ii) not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees to be elected at such meeting.

In the event that the number of directors to be elected to our Board at an annual meeting is increased and there is no public announcement naming all of the nominees for directors or specifying the size of the increased Board made by us at least 60 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered not later than the close of business on the 10th day following the day on which such public announcement of the date of such meeting is first made.

For business other than nominations of candidates for and the election of directors to be timely brought before a meeting by a stockholder, a stockholder’s notice shall be delivered to or mailed to and received by our Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting (which for the 2019 Annual Meeting of Stockholders would be January 25, 2019 and December 26, 2018 respectively).

However, in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, for a notice by the stockholder for these purposes to be timely, it must be so delivered: (a) not earlier than the 120th day prior to such annual meeting; and (b) not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement (as defined in our By-Laws) of the date of such meeting is first made.

Any written notice of a stockholder proposal, including a proposal for the nomination of candidates for election as director, must include the information and representations required by our By-Laws and, in the case of a notice of nomination of directors, all information relating to each person whom the stockholder proposes to nominate for election or reelection as a director, that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected).

The chairman of any meeting of stockholders for the election of directors or other business and the Board may refuse to acknowledge the nomination of any person or permit any business to be brought without compliance with the procedures set forth in our By-Laws or if the stockholder solicits proxies in support of such stockholder’s nominee(s) or proposal for other business without such stockholder having made the representations required by our By-Laws. If a stockholder does not appear or send a qualified representative (as defined in our By-Laws) to present the nomination or proposal at such meeting, we are not required to present such nomination or proposal for a vote at such meeting, notwithstanding that proxies in respect of such nomination or proposal may have been received by us. The foregoing requirements are separate from and in addition to the requirements of the Securities and Exchange Commission that a stockholder must meet to have a proposal included in our Proxy Statement.

Under the proxy rules of the Securities and Exchange Commission, a stockholder wishing to include a stockholder proposal in our Proxy Statement must submit the proposal to us not later than 120 calendar days before the first release date of the prior year’s annual meeting Proxy Statement. For the 2019 Annual Meeting of Stockholders, this date would be November 16, 2018. This rule is independent of the procedures mandated in our By-Laws with respect to the ability of a stockholder to present stockholder proposals at an annual meeting as stated above.

STOCKHOLDER COMMUNICATIONS WITH DIRECTORS

Our Board has an informal process in place for our stockholders to communicate with directors. Any stockholder wishing to contact our Board or one of our directors can write to:

Board of Directors

c/o Aegion Corporation

17988 Edison Avenue

Chesterfield, Missouri 63005

All correspondence received by us and addressed as indicated above will be reviewed by appropriate Aegion personnel and promptly forwarded to our Chairman of the Board and/or to the appropriate director. Communications that relate to our accounting, internal accounting controls or auditing matters will also be referred to the Chair of our Board’s Audit Committee.

Although our Board does not have an express policy regarding director attendance at our annual meetings of stockholders, we anticipate that all directors will attend this year’s 2018 Annual Meeting of Stockholders. All nine of our directors attended our 2017 Annual Meeting of Stockholders.

David F. Morris Secretary

Chesterfield, Missouri

March 16, 2018

APPENDIX A

SECOND AMENDMENT TO THE

AEGION CORPORATION

2016 EMPLOYEE EQUITY INCENTIVE PLAN

 Aegion Corporation (the “Company”) previously adopted the Aegion Corporation 2016 Employee Equity Incentive Plan (as amended, the “Plan”) and the First Amendment to the Plan. Section 21 of the Plan provides that the Board of Directors of the Company may modify the Plan at any time, but that no amendment may increase the number of shares available for issuance under the plan without approval of the stockholders of the Company.

 The Company now desires to further amend the Plan to increase the total number of the Company’s shares available for issuance under the Plan, provide the Participant and the Company with the ability to withhold an amount greater than the minimum amount of tax withholding to satisfy federal, state and local taxes, provided that such greater amount is permissible under applicable tax, legal accounting and other guidance, remove the Compensation Committee’s power to accelerate the minimum restriction or performance period of an award upon a change in control, and to correct certain cross-references in the Plan.

 Now, therefore, the Plan is hereby amended, effective as of the date it is approved by the stockholders of the Company, as follows:

1.           Section 3(b) of the Plan is hereby deleted in its entirety and replaced with the following:

Three Million Five Hundred Thousand (3,500,000) shares of Common Stock, subject to approval by the holders of a majority of the outstanding voting stock of the Company;

 2.          The second sentence of Section 15 of the Plan is hereby deleted in its entirety and replaced with the following:

In the case of an Award payable in Common Stock, the Company may permit or require a Participant to satisfy, in whole or in part, such obligation to remit taxes by directing the Company to withhold shares that would otherwise be received by such Participant or to repurchase shares that were issued to the Participant to satisfy the minimum statutory withholding rates for any applicable tax withholding purposes (or such greater amount as is permissible under applicable tax, legal, accounting and other guidance), in accordance with all applicable laws and pursuant to such rules as the Compensation Committee may establish from time to time.

3.             Each reference in Section 3 of the Plan to “Section 12” is hereby deleted and replaced with a reference to “Section 13.”

4.             The first sentence of Section 12 is hereby deleted in its entirety and replaced with the following:

Except as otherwise provided herein, any Award shall have a minimum restriction period or performance period, as applicable, of one year from the date of grant; provided, however, that the Compensation Committee may provide for earlier vesting but only upon a Participant’s termination of employment or service by reason of death or disability.

5.             Except as amended hereby, the Plan remains in full force and effect without change.

6.             This Second Amendment to the Plan shall become effective as of the date it is approved by the stockholders of the Company.

A-1

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 25, 2018.

AEGION CORPORATION

Meeting Information

Meeting Type: Annual Meeting
For holders as of: March 2, 2018
Date: April 25, 2018 **Time:** 8:30 a.m.
Location: The Doubletree by Hilton
16625 Swingley Ridge Road
Chesterfield, MO 63017

AEGION
Stronger. Safer. Infrastructure.

AEGION CORPORATION
17988 EDISON AVENUE
CHESTERFIELD, MO 63005

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

E36385-P02097

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT   ANNUAL REPORT

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com*.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 11, 2018 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com*. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

E36386-P02097

Voting Items

The Board of Directors recommends you vote FOR the following proposal:

1. Election of Directors

Nominees:

1a. Stephen P. Cortinovis

1b. Stephanie A. Cuskley

1c. Walter J. Galvin

1d. Rhonda Germany Ballintyn

1e. Charles R. Gordon

1f. Juanita H. Hinshaw

1g. M. Richard Smith

1h. Alfred L. Woods

1i. Phillip D. Wright

The Board of Directors recommends you vote FOR the following proposals:

NOTE: This proxy may be voted, in the discretion of the proxies, on any matter that may properly come before the meeting or any adjournment or adjournments thereof. Should a nominee be unable to serve, this proxy may be voted for a substitute selected by the Board of Directors.

E36387-P02097

AEGION

Stronger. Safer. Infrastructure.

AEGION CORPORATION
17988 EDISON AVENUE
CHESTERFIELD, MO 63005

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you may consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E36383-P02097

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AEGION CORPORATION

The Board of Directors recommends you vote FOR the following proposal:

1. Election of Directors

Nominees:

	For	Against	Abstain
1a. Stephen P. Cortinovis	☐	☐	☐
1b. Stephanie A. Cuskley	☐	☐	☐
1c. Walter J. Galvin	☐	☐	☐
1d. Rhonda Germany Ballintyn	☐	☐	☐
1e. Charles R. Gordon	☐	☐	☐
1f. Juanita H. Hinshaw	☐	☐	☐
1g. M. Richard Smith	☐	☐	☐
1h. Alfred L. Woods	☐	☐	☐
1i. Phillip D. Wright	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

The Board of Directors recommends you vote FOR the following proposals:

NOTE: This proxy may be voted, in the discretion of the proxies, on any matter that may properly come before the meeting or any adjournment or adjournments thereof. Should a nominee be unable to serve, this proxy may be voted for a substitute selected by the Board of Directors.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

AEGION
Stronger. Safer. Infrastructure.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E36384-P02097

AEGION CORPORATION
Annual Meeting of Stockholders
April 25, 2018 8:30 AM Central Time
This proxy is solicited by the Board of Directors

The undersigned having received the notice of the 2018 Annual Meeting of Stockholders of Aegion Corporation (the "Company") and the proxy statement, appoints David F. Morris and Mark A. Menghini, and each of them acting individually, the undersigned's proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote and act with respect to all the shares of the Company's Class A common stock, $.01 par value, standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act, at the meeting and at any adjournment or adjournments thereof, and the undersigned directs this proxy be voted as specified on the reverse side. If no direction is made, the proxy will be voted: (a) "FOR" all of the Company's director nominees in Proposal 1, (b) "FOR" Proposal 2, (c) "FOR" Proposal 3, and (d) "FOR" Proposal 4. The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that the proxies so present and voting, their substitutes or any of them, may lawfully do by virtue hereof.

YOUR VOTE IS VERY IMPORTANT - PLEASE VOTE TODAY.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side